UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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ConnectOne Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

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301 Sylvan Avenue
Englewood Cliffs, New Jersey 07632

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 23, 2017

NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Annual Meeting”) of ConnectOne Bancorp, Inc. (the “Company”), the holding company for ConnectOne Bank (the “Bank”), will be held at Marriott Teaneck Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey on May 23, 2017 at 9:15 a.m. for the purpose of considering and voting upon the following matters, all of which are more completely set forth in the accompanying Proxy Statement:

1.	The election of eleven (11) directors of the Company to serve for the terms described in the proxy statement or until their successors are elected and shall qualify;

2.	The approval of the 2017 Equity Compensation Plan;

3.	To ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017; and

4.	Such other business as shall properly come before the Annual Meeting.

Only holders of record of shares of the Company’s common stock (the “Common Stock”) at the close of business on April 13, 2017 will be entitled to vote at the Annual Meeting.

You are requested to fill in, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the Annual Meeting. A postage-paid return envelope is enclosed for your convenience.

If you are present at the Annual Meeting, you may vote in person even if you have already returned your proxy.

Very truly yours, Frank Sorrentino III Chairman of the Board of Directors

Englewood Cliffs, New Jersey
April 26, 2017

IMPORTANT-PLEASE MAIL YOUR PROXY PROMPTLY

You are urged to sign and return the enclosed Proxy promptly in the envelope provided so that there may be sufficient representation at the Annual Meeting.

Important notice regarding the availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 23, 2017. Our Proxy Statement and Annual Report to Shareholders are also available online at www.proxyvote.com.

CONNECTONE BANCORP, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 23, 2017

This Proxy Statement is being furnished to shareholders of ConnectOne Bancorp, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held at Marriott Teaneck Glenpointe, 100 Frank W Burr Boulevard, Teaneck, New Jersey, at 9:15 a.m. on May 23, 2017.

About the Annual Meeting

Why have I received these materials?

The accompanying proxy, being mailed on or about April 26, 2017 to holders of the Common Stock, is solicited by the Board of Directors of ConnectOne Bancorp, Inc. (referred to throughout this Proxy Statement as the “Company” or “we”), the holding company for ConnectOne Bank, in connection with our Annual Meeting that will take place at Marriott Teaneck Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey on May 23, 2017. You are cordially invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

Holders of Common Stock as of the close of business on April 13, 2017, will be entitled to vote at the Annual Meeting. On April 13, 2017, there were outstanding and entitled to vote 32,005,471 shares of Common Stock, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

How do I vote my shares at the Annual Meeting?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name as of April 13, 2017 on the Company’s stock records maintained by our transfer agent, Broadridge Financial Solutions, Inc.), you may vote by proxy or in person at the Annual Meeting. To vote by proxy, you may use one of the following methods:

●	Telephone voting, by dialing the toll-free number and following the instructions on your proxy card.

●	Internet voting, by accessing the Internet at the web address stated on the proxy card and following the instructions.

●	Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Can I change my vote after I return my proxy card?

Any shareholder of record has the power to revoke his or her proxy at any time before it is voted. You may revoke your proxy before it is voted at the Annual Meeting by:

●	voting again by telephone or the Internet, or completing a new proxy card with a later date – your latest vote will be counted;

●	filing with the Secretary of the Company written notice of such revocation; or

●	appearing at the annual meeting and giving the Secretary written notice of your intention to vote in person.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

Why is it important to vote my shares?

If we do not have a quorum present at the Annual Meeting, we will need to adjourn the meeting to solicit additional proxies. This will cause additional expense and delay for the Company.

What vote is required to approve each item?

The election of directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of directors. The ratification of the appointment of the independent registered public accountants requires the affirmative vote of a majority of the votes cast at the Annual Meeting by shares represented in person or by proxy.

Summary of the Proposals

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxies on the card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

●	FOR the directors’ nominees to the Board of Directors;

●	FOR the 2017 Equity Compensation Plan; and

●	FOR ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017.

With respect to any other matters that properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of the Company. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this proxy statement that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

The Company will bear the cost of soliciting proxies. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. In addition, we have retained Laurel Hill Advisory Group, LLC at an estimated cost of $6,500 plus reimbursement of out of pocket expenses, including per call fees for each call made, to assist in the solicitation of proxies. We also have agreed to indemnify Laurel Hill Advisory Group against certain liabilities in connection with this proxy solicitation.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Certificate and By-Laws of the Company provide that the number of Directors shall not be less than five (5) or more than twenty-five (25) and permit the exact number to be determined from time to time by the Board of Directors.

For 2017, there are eleven (11) nominees for Director. There are no arrangements or understanding between any director, or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee.

The Board of Directors of the Company has nominated for election to the Board of Directors the persons named below, each of whom currently serves as a member of the Board. If elected, each will serve until the 2018 Annual Meeting of Shareholders, and until his replacement has been duly elected and qualified. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected.

The following table sets forth the names, ages, principal occupations, and business experience for all nominees, as well as their prior service on the Board, if any. Unless otherwise indicated, principal occupations shown for each Director have extended for five or more years.

NOMINEES FOR ELECTION

			Term of Office
Name and Position with Company	Age	Principal Occupation for Past Five Years	Since (1) - Expires
Frank Sorrentino III, Chairman of the Board and CEO	55	Chairman of the Board & Chief Executive Officer of the Company and the Bank; formerly Chairman of the Board and Chief Executive Officer of Legacy ConnectOne	2014 – 2017

Frank W. Baier, Director	51	Executive Vice President and Chief Financial Officer of Continental Grain Company, a diversified operating and investment company. Previously, from July 2011 through September 2012, Executive Vice President and Chief Financial Officer of Legacy ConnectOne and the Bank. Partner at Columbia Financial Partners LP, from May 2010 until June 2011.	2014 – 2017

Alexander A. Bol, Director	70	Owner, Alexander A. Bol A.I.A. (architectural firm); Former Chairman of the Board of The Registrant and Union Center National Bank (2001-2014)	2015 – 2017

Stephen Boswell, Director	63	President & Chief Executive Officer of Boswell Engineering	2014 – 2017

Frederick Fish, Director	72	Managing Member, The Real Estate Equity Company, known as “Treeco” (partnership which develops, manages and has financial interests in 1.5 million square feet of retail shopping centers in NJ, NY, PA and MA); Director and Founding Member of American Spraytech (a contract filling and manufacturing company); General Partner of F.S. Fish Investment Company (private investment company)	2012 – 2017

Name and Position with Company	Age	Principal Occupation for Past Five Years	Term of Office Since (1) - Expires
Frank Huttle III, Director	62	President of Hudson Capital Properties, a real estate management and investment company. He also serves as Executive Vice President and General Counsel of Hudson Media Inc., a diversified magazine service and holding company. Formerly a partner of the law firm of Decotiis, Fitzpatrick, Cole and Giblin and currently serves as Of Counsel to the firm. Mr. Huttle also serves as the Mayor of the City of Englewood, New Jersey.	2014 – 2017

Michael Kempner, Director	59	President & Chief Executive Officer, MWW Group, Inc.	2014 – 2017

Nicholas Minoia, Director	61	Managing Partner of Diversified Properties and Diversified Realty Advisors, both full service real estate development companies specializing in the development, construction and management of multifamily communities.	2009 – 2017

Joseph Parisi, Jr., Director	57	Chairman of the Board and CEO of Otterstedt Insurance Agency; Former Mayor, Borough of Englewood Cliffs (November 2005 until January 2016)	2014 – 2017

Harold Schechter, Director	72	Self Employed Financial Consultant (November 2010-Present); Chief Financial Officer, Global Design Concepts, Inc. (importer and distributor of accessories and handbags) (2005- November 2010)	2007 – 2017

William A. Thompson, Director	59	Managing Director, Spencer Pierce Capital LLC (investment bank) (2015 – present); General Manager, Uniselect USA (auto parts distributor) (2007-2015); Vice President of Thompson & Co. (auto parts distributor) (prior years)	1994 – 2017
____________________

(1)	On July 1, 2014, the Company announced the completion of a merger, under which the Company merged with the former ConnectOne Bancorp, Inc. (hereinafter referred to as “Legacy ConnectOne”) (the “Merger”). Simultaneously, Union Center National Bank (“UCNB”), the Company’s then wholly owned subsidiary, merged with and into ConnectOne Bank, Legacy ConnectOne’s then wholly owned subsidiary, with ConnectOne Bank as the surviving institution. In connection with the closing of the Merger, the Company changed its name to ConnectOne Bancorp, Inc., and the Board of Directors and senior management of the Company were restructured. The years of services of each director set forth above does not include prior service on the Board of Directors of Legacy ConnectOne or the Bank.

No Director of the Company is also currently a director of a company having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Bank Act of 1940. However, Michael Kempner served as a director of Lighting Science Group Corporation from January 2010 until May 2012.

The Company encourages all directors to attend the Company’s annual meeting. Each then current member of the Company’s Board of Directors attended the Company’s 2016 Annual Meeting of Shareholders.

Required Vote

DIRECTORS WILL BE ELECTED BY A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING WHETHER IN PERSON OR BY PROXY.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Frank Sorrentino III, Chairman of the Board and Chief Executive Officer, 55: Mr. Sorrentino became Chairman and Chief Executive Officer of the Company commencing as of the closing of the Merger with Legacy ConnectOne Bancorp on July 1, 2014. Prior to this, Mr. Sorrentino served as Chairman and Chief Executive Officer of Legacy ConnectOne and the Bank. Prior to becoming an officer of Legacy ConnectOne and the Bank, Mr. Sorrentino was a founder of the Bank and a builder and construction manager in Bergen County. Through his business contacts in our market, Mr. Sorrentino has been able to bring customers and investors to the Company, and his real estate experience in our market is of great value to the Board. In addition, as the Company’s senior executive officer, his insight on the Company’s operations is invaluable to the Board.

Stephen T. Boswell, Lead Independent Director, 63: Mr. Boswell was a founding organizer of the Bank. His firm, Boswell Engineering, Inc., for which he has served as President and Chief Executive Officer since 1990, is involved in many projects in our market. Through his business activities, Mr. Boswell has a strong sense of business conditions in our market that is invaluable to the Board.

Frank W. Baier, Director, 51: Mr. Baier currently serves as Executive Vice President and Chief Financial Officer of Continental Grain Company, a diversified operating and investment company. Mr. Baier has an extensive background in finance, including service as Executive Vice President and Chief Financial Officer of Independence Community Bank Corp. from June 2001 until September 2005, Chief Financial Officer and Chief Accounting Officer of Securities Industry and Financial Markets Association from June until September of 2008, Special Advisor to Washington Mutual from September 2008 until October 2008, Chief Financial Officer of Capital Access Network, Inc. from February 2009 until February 2010, and a Partner at Columbia Financial Partners LP, from May 2010 until June 2011. Mr. Baier also served as Legacy ConnectOne’s Executive Vice President and Chief Financial Officer from July 2011 through September 2012. Mr. Baier’s extensive background and understanding of finance proves invaluable to the Board.

Alexander A. Bol, Director, 70: Mr. Bol founded Bol Architecture in 1974, and currently serves as a Principal of that firm. Mr. Bol is a member of the American Institute of Architects and the New Jersey Society of Architects and is certified by the National Council of Architectural Registration Boards. Mr. Bol is a New Jersey licensed Professional Planner and a registered Architect in the states of New Jersey, Massachusetts, New York, and Pennsylvania. Mr. Bol served as chairman of Company from 2011 until June 30, 2014. The leadership Mr. Bol has provided to the Company and Union Center National Bank prior to the consummation of the Merger, together with his knowledge of the banking industry and his stature in the community led the board to conclude that Mr. Bol should serve as a director of the Company.

Frederick Fish, Director, 72: Mr. Fish was appointed as a director of the Company and Union Center National Bank on March 30, 2012. Mr. Fish’s extensive knowledge of, and experience in, the real estate industry, his familiarity with complex financial transactions and his significant involvement with various charitable endeavors, led the Board to conclude that Mr. Fish should serve as a director.

Frank Huttle III, Director, 62: Mr. Huttle was a founding organizer of the Bank. Mr. Huttle serves as President of Hudson Capital Properties, a real estate management and investment company. He also serves as Executive Vice President and General Counsel of Hudson Media Inc., a diversified magazine service and holding company. Mr. Huttle had served as a partner of the law firm of Decotiis, Fitzpatrick, Cole and Giblin and currently serves as Of Counsel to the firm as well as having previously served as a partner and CPA at Touche Ross and Co. Mr. Huttle also serves as the Mayor of the City of Englewood, New Jersey. Mr. Huttle’s extensive experience in the insurance, mortgage banking and real estate industries provides valuable insight to the Board.

Michael Kempner, Director, 59: Mr. Kempner was a founding organizer of the Bank. He has over 30 years of public relations and media experience and has served as President and Chief Executive Officer for MWW Group, Inc since 1985. His experience as the head of a locally based media company has proved invaluable to the Board.

Nicholas Minoia, Director, 61: Mr. Minoia’s experience as a principal of a full-service real estate group and his knowledge about the real estate market led the Board to conclude that Mr. Minoia should serve as a director.

Joseph Parisi, Jr., Director, 57: Mr. Parisi was a founding organizer of the Bank. Mr. Parisi has served as President and Chief Executive Officer of Otterstedt Insurance Agency since 1979. He also served as Mayor for the Borough of Englewood Cliffs, New Jersey, from November 2005 to January 2016. His experience in the insurance industry and as the former Mayor of a town in our market allow him to provide valuable insight to the Board on conditions affecting our customers.

Harold Schechter, Director, 72: Mr. Schechter’s financial acumen and experience as a chief financial officer of an import and distribution business, and his ability to understand complex financial matters, led the Board to conclude that Mr. Schechter should serve as a director.

William A. Thompson, Director, 59: Mr. Thompson’s management and business experience led the Board to conclude that Mr. Thompson should serve as a director.

Diversity Statement

Although we have not adopted a formal policy on diversity, the Board considers diversity when selecting candidates for board service. When the Board determines there is a need to fill a director position, we begin to identify qualified individuals for consideration. We seek individuals that possess skill sets that a prospective director will be required to draw upon in order to contribute to the Board, including professional experience, education, and local knowledge. While education and skills are important factors, we also consider how candidates will contribute to the overall balance of the Board, so that we will benefit from directors with different perspectives, varying view points and wide-ranging backgrounds and experiences. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND MANAGEMENT

Security Ownership of Management

The following table sets forth information as of April 13, 2017 regarding the number of equity securities beneficially owned by all Directors, executive officers described in the compensation table, and by all Directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the nominee living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the Director or executive officer can vest title in himself at once or within sixty (60) days. Beneficially owned shares also include shares over which the named person has sole or shared voting or investment power, shares owned by corporations controlled by the named person, and shares owned by a partnership in which the named person is a partner.

	Shares of Common Stock		Percentage of Common Stock Beneficially Owned
Directors:
Frank Sorrentino III	703,052	(1)	2.19%
Frank W. Baier	66,891	(2)	0.21%
Alexander A. Bol	130,635	(3)	0.41%
Stephen T. Boswell	291,225	(4)	0.91%
Frederick Fish	41,586	(5)	0.13%
Frank Huttle III	250,148	(6)	0.78%
Michael Kempner	406,409	(7)	1.27%
Nicholas Minoia	41,941	(8)	0.13%
Joseph Parisi Jr.	258,588	(9)	0.81%
Harold Schechter	30,333	(10)	0.09%
William A. Thompson	107,864	(11)	0.34%
Executive Officers Who Are Not Directors:
William S. Burns	55,033	(12)	0.17%
Christopher Ewing	12,022	(13)	0.04%
Elizabeth Magennis	59,571	(14)	0.19%
Michael McGrover	7,739	(15)	0.02%
As a Group (15 persons)	2,463,037	(16)	7.63%

5% Shareholders:
FMR LLC	2,588,822	(18)	8.10%
Wellington Management Group LLP	2,025,907	(17)	6.34%
____________________

(1)	Includes (i) 46,925 shares held in the name of Morgan Stanley f/b/o Frank Sorrentino III, IRA, (ii) 133,781 shares purchasable upon the exercise of stock options and (iii) 30,840 shares of restricted stock subject to forfeiture.

(2)	Includes 1,160 shares of restricted stock subject to forfeiture.

(3)	Includes (i) 2,842 shares held by his spouse, and (ii) 1,160 shares of restricted stock subject to forfeiture.

(4)	Includes (i) 30,775 shares purchasable upon the exercise of stock options and (ii) 1,160 shares of restricted stock subject to forfeiture.

(5)	Includes (i) 3,473 shares purchasable upon the exercise of stock options, and (ii) 1,160 shares of restricted stock subject to forfeiture.

(6)	Includes (i) 37,666 shares held in the name of Morgan Stanley f/b/o Frank Huttle III, IRA, (ii) 8,775 shares held by Mr. Huttle and his wife in a joint tenancy, (iii) 6,500 shares held as trustee of the Francesca Huttle 2004 Family Trust, (iv) 6,500 shares held as trustee of the Alexandra Huttle 2004 Family Trust, (v) 13,080 shares held in the name of Mr. Huttle’s spouse, (vi) 6,500 shares held by an LLC in which spouse is a member, (vii) 23,563 shares purchasable upon the exercise of stock options and (viii) 1,160 shares of restricted stock subject to forfeiture.

(7)	Includes (i) 32,982 shares purchasable upon the exercise of stock options and (ii) 1,160 shares of restricted stock subject to forfeiture.

(8)	Includes (i) 1,056 shares owned jointly with Mr. Minoia’s spouse, (ii) 17,365 shares purchasable upon the exercise of stock options and (iii) 1,160 shares of restricted stock subject to forfeiture.

(9)	Includes (i) 8,666 shares held in the name of Hudson Real Estate Holding, LLC, of which Mr. Parisi is managing director and owner of one-third, (ii) 29,369 shares held in the name of Otterstedt Insurance Agency, of which Mr. Parisi is part owner, (iii) 6,040 shares held by Mr. Parisi as custodian for his children, (iv) 28,560 shares purchasable upon the exercise of stock options and (vi) 1,160 shares of restricted stock subject to forfeiture.

(10)	Includes (i) 3,997 shares owned jointly with Mr. Schechter’s spouse, (ii) 17,365 shares purchasable upon the exercise of stock options and (iii) 1,160 shares of restricted stock subject to forfeiture.

(11)	Includes (i) 13,579 shares held by Mr. Thompson’s spouse and children, (ii) 24,311 shares purchasable upon the exercise of stock options and (iii) 1,160 shares of restricted stock subject to forfeiture.

(12)	Includes 10,227 shares of restricted stock subject to forfeiture.

(13)	Includes 7,245 shares of restricted stock subject to forfeiture.

(14)	Includes (i) 7,662 shares purchasable upon the exercise of stock options and (ii) 9,443 shares of restricted stock subject to forfeiture.

(15)	Includes 4,771 shares of restricted stock subject to forfeiture.

(16)	Includes 353,775 shares purchasable upon the exercise of stock options and 60,673 shares of restricted stock subject to forfeiture.

(17)	All information regarding the number of shares beneficially owned and the percent of ownership by Wellington Management Group LLP, was obtained from the 13G filed with the U.S. Securities and Exchange Commission on February 9, 2017. The address of Wellington management Group LLP is 280 Congress Street, Boston, Massachusetts 02210.

(18)	All information regarding the number of shares beneficially owned and the percent of ownership by FMR LLC, was obtained from the 13G filed with the U.S. Securities and Exchange Commission on February 14, 2017. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

There are no shareholders other than those set forth above who are known to the Company to beneficially own 5% or more of the Common Stock of the Company.

Board of Directors; Independence; Committees

The Board of Directors held a total of twelve (12) meetings in the year ended December 31, 2016. The Company’s policy is that all Directors make every effort to attend each meeting. For the year ended December 31, 2016, each of the Company’s Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and Board committees on which the respective Directors served.

A majority of the Board consists of individuals who are “independent” under the Nasdaq listing standards. In making this determination with regard to Board member Michael Kempner, the Board considered the fact that the Company and the Bank have used Mr. Kempner’s firm, MWW Group, to provide advertising and public relations assistance and advice. The Board considered, among other factors, the fees paid to MWW Group as a percentage of the firm’s total revenue (less than 1%) and Mr. Kempner’s personal income and determined that the engagement of MWW Group did not interfere with Mr. Kempner’s exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Board has considered the fact that (i) several directors, including Messrs. Boswell, Huttle, Kempner and Parisi, each own a direct or indirect interest in a limited liability company which acts as a landlord for two of the Bank’s branches, See – CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. The Board has further considered the fact that (i) Director Minoia also owns an interest in an entity which owns the Bank’s Summit branch, and (ii) Director Fish owns an interest in an entity which owns the Bank’s Englewood branch. The Board has concluded that based on each director’s respective interest in the rental payments compared to their overall net worth and cash, membership in such limited liability company does not interfere with their exercise of independent judgment in carrying out the responsibilities of a director. Mr. Sorrentino, who serves as the Chairman and Chief Executive Officer is not independent. Shareholders wishing to communicate directly with the independent members of the Board of Directors may send correspondence to ConnectOne Bancorp, Inc., attn.: Stephen Boswell, Lead Independent Director, 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Ethics governing our Chief Executive Officer and senior financial officers, as required by the Sarbanes-Oxley Act and SEC regulations, as well as the Board of Directors and other senior members of management. Our Code of Ethics governs such matters as conflicts of interest, use of corporate opportunity, confidentiality, compliance with law and the like. Our Code of Ethics is available on our website at www.connectonebank.com under “For Shareholders” and then under “Documents and Notifications”.

Committees

Committees of Our Board of Directors

Our Board of Directors frequently conducts business through committees. Our most significant committees are the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. The table below sets forth the membership of these committees:

Committee	Membership
Audit Committee	Harold Schechter*, Stephen Boswell, Frank Huttle and William Thompson
Nominating and Corporate	Frank Huttle*, Stephen Boswell, Nicholas Minoia and William Thompson
Governance Committee
Compensation Committee	Stephen Boswell*, Frederick Fish, Joseph Parisi and William Thompson
____________________

*	Chairman

Audit Committee

We maintain an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is responsible for the selection of the independent registered public accounting firm for the annual audit and to establish, and oversee the adherence to, a system of internal controls. The Audit Committee reviews and accepts the reports of our independent auditors and regulatory examiners. The Audit Committee arranges for an annual audit through its registered independent public accounting firm, evaluates and implements the recommendations of the auditors as well as interim audits performed by our outsourced internal auditors, receives all reports of examination by bank regulatory agencies, analyzes such regulatory reports, and reports to the Board the results of its analysis of the regulatory reports. The Audit Committee met seven (7) times during 2016. The Board of Directors has adopted a written charter for the Audit Committee which is available on our website at www.connectonebank.com. All members of the Audit Committee are “independent” under the Nasdaq listing standards, meet the independence standards of the Sarbanes-Oxley Act for service on an audit committee, and are financially literate and can read and understand financial statements, as required by the Audit Committee charter.

The Audit Committee does not currently have an audit committee financial expert as defined under the rules of the Securities and Exchange Commission. The Board currently anticipates naming an audit committee financial expert in 2017.

Audit Committee Report

The Audit Committee meets periodically to consider the adequacy of the Company’s financial controls and the objectivity of its financial reporting. The Audit Committee meets with the Company’s independent auditors and the Company’s internal auditors, all of whom have unrestricted access to the Audit Committee.

In connection with this year’s financial statements, the Audit Committee has reviewed and discussed the Company’s audited financial statements with the Company’s officers and Crowe Horwath LLP, our independent auditors. We have discussed with Crowe Horwath LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, (“Communication with Audit Committees”). We also have received the written disclosures and letters from Crowe Horwath LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and have discussed with representatives of Crowe Horwath LLP their independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year 2016 for filing with the U.S. Securities and Exchange Commission.

Harold Schechter
Stephen T. Boswell
Frank Huttle, III
William A. Thompson

Compensation Committee

During 2016, our Compensation Committee consisted of Messrs. Stephen Boswell, Frederick Fish, Joseph Parisi and William Thompson. Mr. Parisi resigned from the Compensation Committee in early 2017.

Charter

The Board has defined the duties of its Compensation Committee in a charter. A copy of the current Compensation Committee charter is available on the Company’s website at www.connectonebank.com under “For Shareholders” and then under “Documents and Notifications”.

Authority, Processes and Procedures

The Compensation Committee is responsible for administering the Company’s equity compensation plans, for establishing the compensation of the Company’s President and Chief Executive Officer and for recommending to the Board the compensation of the other executive officers. The Compensation Committee also establishes policies and monitors compensation for the Company’s employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members, as well as outside compensation consultants, regarding issues relevant to determinations made by the Compensation Committee. Mr. Sorrentino participates in Committee deliberations regarding the compensation of other executive officers, but does not participate in deliberations regarding his own compensation.

Consultants

The Compensation Committee recognizes that it is essential to receive objective advice from an outside compensation consultant. Currently, the Compensation Committee utilizes Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian reports directly to the Compensation Committee and attends meetings as requested. The Compensation Committee has assessed Meridian’s independence relative to the NASDAQ listing rules and determined that there are no conflicts of interest. The Compensation Committee also closely examines the safeguards and steps Meridian takes to ensure that its executive compensation consulting services are objective. The Compensation Committee takes into consideration that:

●	the Compensation Committee directly hired and has the authority to terminate Meridian’s engagement;

●	the Compensation Committee solely determined the terms and conditions of Meridian’s engagement, including the fees charged;

●	Meridian and its consultants have direct access to members of the Compensation Committee during and between meetings;

●	Meridian does not provide any other services to the Company, the Bank, its directors or executives; and

●	interactions between Meridian and its consultants and management generally are limited to discussions on behalf of the Compensation Committee and information presented to the Compensation Committee for approval.

Nominating Committee Matters

Independence of Nominating and Corporate Governance Committee Members

All members of the Nominating and Corporate Governance Committee of the Board have been determined to be “independent directors” pursuant to the definition contained in Rule 5605 of the National Association of Securities Dealers’ Marketplace rules.

Procedures for Considering Nominations Made by Shareholders

The Nominating and Corporate Governance Committee charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than candidates who have previously served on the board or who are recommended by the Board. The charter states that a nomination must be delivered to Company’s corporate Secretary at the principal executive offices of the Company not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director it elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications

The charter of the Nominating and Corporate Governance Committee describes the minimum qualifications for nominees to the Board and the qualities or skills that are necessary for directors to possess. Each nominee:

●	must satisfy any legal requirements applicable to members of the board;

●	must have business or professional experience that will enable such nominee to provide useful input to the board in its deliberations;

●	must have a reputation, in one or more of the communities serviced by the Company and its subsidiaries, for honesty and ethical conduct;

●	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a bank holding company; and

●	must have experience, either as a member of the board of directors of another public or private company or in another capacity that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board

Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. The Nominating and Corporate Governance Committee’s charter provides that there will be no differences in the manner in which the committee evaluates nominees recommended by shareholders and nominees recommended by the committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing board members will include:

●	a review of the information provided to the Nominating and Corporate Governance Committee by the proponent;

●	if requested, a review of reference letters from at least two sources determined to be reputable by the Nominating and Corporate Governance Committee; and

●	a personal interview of the candidate, together with a review of such other information as the Nominating and Corporate Governance Committee shall determine to be relevant.

Third Party Recommendations

In connection with the 2017 annual meeting, the Nominating and Corporate Governance Committee did not receive any nominations from any shareholder or group of shareholders that owned more than 5% of common stock for at least one year.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee “interlocks,” which generally means that no executive officer of the Company or the Bank served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a director or member of the Compensation Committee of the Company.

Board Leadership; Lead Independent Director

Historically the Company had an independent Chairman of the Board, separate from the Chief Executive Officer. However, upon consummation of the Merger with Legacy ConnectOne, the Board appointed Mr. Frank Sorrentino III, the Company’s President and CEO, to also serve as Chairman. The Board considered the fact that Mr. Sorrentino had served as Chairman, President and CEO of Legacy ConnectOne, believed that Board structure had worked well for Legacy ConnectOne and noted the success that Mr. Sorrentino had in growing Legacy ConnectOne. The Board believes that the combination of these two roles at this time provides the benefit of a more consistent communication and coordination throughout the organization. This in turn will result in a more effective and efficient implementation of corporate strategy and is important in unifying the Company’s strategy behind a single vision.

Our Board has also appointed Mr. Stephen T. Boswell, an independent director, to serve as Lead Independent Director of the Board. As Lead Independent Director, Mr. Boswell presides over all Board meetings when the Chairman is not present, and presides over meetings of the non-management directors held in executive session. The Lead Independent Director has the responsibility of meeting and consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive and advising him on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Risk Oversight

Risk is an inherent part of the business of banking. Risks faced by the Bank include credit risk relating to its loans and interest rate risk related to its entire balance sheet. The Board of Directors oversees these risks through the adoption of policies and by delegating oversight to certain committees, including the Audit Committee and the Loan and Asset/Liability Committees of the Bank. These committees exercise oversight by establishing a corporate environment that promotes timely and effective disclosure, fiscal accountability and compliance with all applicable laws and regulations.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (the “Committee”) and the Company are both committed to a pay-for-performance philosophy. This Compensation Discussion & Analysis (CD&A) provides information about the strategies and policies developed to ensure that executive compensation is strongly correlated with the Company’s overall performance and the individual performance of our executives.

Our Named Executive Officers (NEOs) for 2016 were:

Frank Sorrentino III	Chairman, President, & Chief Executive Officer
William S. Burns	Executive Vice President & Chief Financial Officer
Elizabeth Magennis	Executive Vice President & Chief Lending Officer
Christopher Ewing	Executive Vice President & Chief Operations Officer
Michael McGrover	First Senior Vice President & Chief Credit Officer

Executive Summary

Business Results

The Bank continues to experience significant growth and success following the IPO of Legacy ConnectOne Bancorp, Inc. in 2013. Prior to July 1, 2014, the Company operated under the name Center Bancorp, Inc. On that date, Center Bancorp acquired, through a merger transaction, Legacy ConnectOne Bancorp, Inc. and immediately changed its name to ConnectOne Bancorp, Inc., while taking on key executives of Legacy ConnectOne Bank, including its Chief Executive Officer, Chief Financial Officer and Chief Lending Officer.

Since the Merger, we have produced strong returns and operational performance. Our total shareholder return since the Merger through year-end 2016 was 40.6%, which outperformed both the Nasdaq Composite and KBW Bank Index.

Fiscal year 2016 represented another successful year for the Company. We ended the year with significantly higher capital ratios and tangible book value per share, a lower loan-to-deposit ratio, a widening net interest margin, a robust pipeline of business activity and best-in-class efficiency. We remain well positioned for increased long-term growth and profitability. During 2016, we accomplished the following:

●	Loan growth of 14.7% over 2015 to $3.6 billion

●	Deposit growth of 20.4% over 2015, including a 16.3% increase in average non-interest bearing deposits

●	Continued improvement of already sound asset quality metrics. The nonaccrual loan ratio, excluding loans secured by taxi medallions, declined during 2016 to 0.16% at December 31, 2016 from 0.67% at the prior year end

●

Successful secondary offering of common stock at $24.25 per share, resulting in net proceeds of approximately $38.1 million. The offering resulted in higher capital ratios to support additional growth opportunities and increased tangible book value per share

●	Increase in tangible common equity ratio to 8.93% from 8.18% a year ago

●	Increase in tangible book value per share to $11.96 on December 31, 2016, a 13.8% increase from $10.51 at year-end 2015. This increase occurred despite taking $32.2 million in pretax reserves against the Bank’s taxi medallion portfolio

●	Consistently low operating efficiency ratio of 42.9% for 2016, one of the best in the industry

●	Enhanced financial flexibility by designating all held-to-maturity securities as available-for-sale. The action improves liquidity and results in an immediate pickup in tangible book value per share of approximately $0.25

●	Total shareholder return for 2016 was 41.3%, versus 28.5% for the KBW Bank Index

●	Enhanced operational infrastructure with additional investment and retention of key hires

●	Established an in-house call center, improving both customer service and operating efficiency

Our Compensation Approach

Our long range mission is to produce value for our shareholders by providing outstanding service and responsiveness to the markets and customers we serve. These goals are reflected in the Company’s compensation programs for its executive officers by:

●

Ensuring that our NEO’s maintain and hold a significant equity interest in the Company, thereby further aligning management interests with those of the shareholders, by making a significant portion of incentive compensation payable in Company stock and through robust stock ownership guidelines for our NEO’s;

●	Creating balanced incentives that do not encourage NEOs to expose the Company to inappropriate risks by providing excessive compensation that could lead to material loss;

●	Providing a market competitive overall compensation package so that the Company may attract, retain and reward highly qualified, motivated and productive executives; and

●	Rewarding individuals of greatest responsibility and achievement within a framework that is internally equitable.

Performance-Based Compensation

Pay-for-performance is a key objective of our executive compensation program. A significant portion of our compensation program focuses on performance-based pay that rewards our achievements on an annual basis and our ability to deliver long-term value to our stockholders. We have a balanced approach to total compensation that includes a mix of base/fixed pay and variable/performance-based pay, a proportion of cash and equity and a proportion of short- and long-term incentive compensation. For the fiscal year 2016, our compensation targets and pay mix (targeting market median) were the following:

CEO Target Pay Mix	Other NEOs Target Pay Mix

Compensation Design Principles and Governance Best Practices

The design principles of our executive compensation programs are intended to protect and promote the interests of our stockholders. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our stockholder’s long-term interests.

●	What We Do:
	■	Pay for Performance — We provide a significant portion of pay based on performance (short- and long-term)
	■	Sound Risk Management — We discourage excessive risk taking and have designed our incentive plans with appropriate risk-mitigating features
	■	Caps on Incentives — We subject both short and long-term incentive payments to caps
	■	Clawback — We have adopted a clawback policy requiring the return of incentive compensation in the event of a financial restatement
	■	Stock Ownership Guidelines — We require our executives and directors to own and hold significant shares in our Company
	■	Double-Trigger Change-in-Control (CIC) — CIC benefits pursuant to employment or change in control agreements are only paid upon a termination event following a CIC
	■	Independence — The Committee engages an independent compensation consultant
	■	Competitive Benchmarking — We benchmark our compensation practices to ensure executive compensation is consistent with market

●	What We Don’t Do:
	■	Tax Gross-Ups — We do not provide excise tax gross-ups on benefits or in change-in-control agreements
	■	Stock Option Repricing — Our equity plan does not permit repricing of stock options that are out-of-the-money
	■	Excessive Perquisites — Our executives only receive perquisites that are business-related
	■	Dividends — We do not pay current dividends or dividend equivalents on unearned performance shares

Results of 2016 Say on Pay Advisory Vote

The Company solicited a shareholder advisory vote on executive compensation in 2016 which received 93% approval. Company shareholders approved a bi-annual advisory vote, thus our next shareholder vote is in connection with the 2018 Annual Meeting. While the say on pay vote is a formal means for soliciting shareholder feedback, the Company welcomes the opportunity to engage with shareholders any time.

Executive Compensation Objectives and Policies

We use our executive compensation programs to align the interests of executive officers with our shareholders. Our programs are designed to attract, retain and motivate leadership to support our growth and sustain our competitive advantage. Our compensation opportunities are aligned with the competitive market with actual pay that is designed to vary dependent on performance. We utilize a balance of fixed and variable pay components, cash and equity, and short and long-term performance horizons to determine our pay. Our compensation program is designed to support our business strategies, align our pay with our performance and reinforce sound compensation governance to mitigate excessive risk taking. The table below gives an overview of the compensation components used in our program and matches each with one or more of the objectives described above.

Compensation Component	Purpose/Objective
Base Salary	●Provides a competitive level of fixed income based on role, experience and individual performance; target market median

Annual Incentive Plan
●Motivates and rewards executives for performance on key financial, operational and individual objectives in support of our annual business plan and broader corporate strategies

●Awards vary based on performance (higher performance will result in above market median pay; lower performance will result in below market median pay)

Long-Term Incentive Plan
●Aligns executives’ interests with those of shareholders through equity-based compensation

●Rewards executives for long-term shareholder value creation

●Encourages retention through multiple year vesting

●Motivates and rewards executives for performance – vesting and value is tied to achievement of specific performance and/or stock price appreciation

Other Benefits	●Provides a base level of competitive compensation for executive talent

Employment Agreements/ Severance & CIC Agreements
●Provides employment security to key executives

●Focuses executives on company performance and transactions that are in the best interests of shareholders, regardless of the impact such transactions may have on the executive’s employment

Setting Annual Compensation

Roles & Responsibilities

Compensation Committee

The Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s incentive and equity-based plans. This includes oversight of the total compensation programs for the Company’s CEO and other executive officers, including all Named Executive Officers. The Committee is comprised solely of independent directors. The Committee receives input and data from Finance and Human Resources functions as well as outside consultants and advisors to provide external reference and perspective.

The Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives/equity and other benefits and perquisites. The Committee reviews the Chief Executive Officer’s performance annually and makes decisions regarding the Named Executive Officers’ compensation, including base salary, incentives and equity grants based on this review. The Compensation Committee reviews its decisions with the full Board of Directors.

The Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resources, accounting or other advisors, or consultants as it deems desirable or appropriate. The Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation. The Committee has direct access to and meets periodically with the compensation consultant independently of management.

Independent Compensation Consultant

The Compensation Committee retains Meridian as its compensation consultant. Meridian reports directly to the Committee and performs no other work for the Company. The Consultant carries out its responsibilities to the Committee as requested by the Committee. The Committee has reviewed and concluded that Meridian’s consultation services comply with the standards adopted by the SEC and by NASDAQ with respect to compensation advisor independence and conflicts of interest.

Management

Although the Committee makes independent determinations on all matters related to compensation of the Named Executive Officers, certain members of management may be requested to attend or provide input to the Committee. Input may be sought from the Chief Executive Officer, Chief Financial Officer, or others to ensure the Committee has the information and perspective it needs to carry out its duties.

In particular, the Committee seeks input from the Chief Executive Officer on matters relating to strategic objectives, Company performance goals and input on his assessment of the Named Executive Officers, including contribution and individual performance of each of his direct reports. The Chief Executive Officer and the Chief Financial Officer often assist the Committee on matters of design, administration and operation of the Company’s compensation programs.

Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Compensation Committee’s deliberations or vote. Only Compensation Committee members vote on decisions regarding executive compensation. The Committee regularly meets in executive session without management present. While the Chief Executive Officer makes recommendations on other Named Executive Officers, the Committee is ultimately responsible for approving compensation for all Named Executive Officers. The Chief Executive Officer’s compensation is discussed in executive session without members of management, including the Chief Executive Officer, present.

Peer Group & Competitive Benchmarking

Following the Merger, in November, 2014, Meridian provided comprehensive market compensation data to the Compensation Committee based on the peer group reflecting the Company’s size at the completion of the merger. This data was used to assist the Committee in setting pay levels and target pay opportunities (short and long-term) for the 2015 pay programs and was used again in late 2015 as a reference for 2016 pay decisions.

The peer group was developed by the consultant and approved by the Committee. The peer group consisted of commercial banks that were similarly-sized (approximately 0.5x to 2x the Company’s assets as of December 2014) and primarily located in similar regions. At the time the peer group was approved, the median assets for this peer group was $3.1 billion, compared to $3.4 billion for the Company. In December 2015, the consultant aged the base salary data using a 3% annual adjustment factor to serve as reference for 2016 program targets.

Peer Group
Bancorp, Inc.	Lakeland Bancorp
Bridge Bancorp, Inc	Peapack-Gladstone Financial Corp.
Bryn Mawr Bank Corporation	S&T Bancorp
Customers Bancorp	Sandy Spring Bancorp
Eagle Bancorp	Sterling Bancorp
First Commonwealth Financial Corp.	Sun Bancorp
First of Long Island Corporation	TriState Capital Holdings
Flushing Financial Corporation	Univest Corporation of PA
Hudson Valley Holding Corp.

In December 2016, the Committee engaged the consultant to update the peer group and competitive benchmarking for consideration in setting 2017 compensation. At that time, the Company’s assets approximated $4.4 billion (representing a 29% growth since the initial review).

2016 Executive Compensation Program and Pay Decisions:

Base Salary

The Compensation Committee determined that an increase in the base salary for each of the Named Executive Officers was appropriate based on a review of market data, performance assessments and in consideration of the Company’s continued growth, performance and diversification. The table below summarizes the salaries effective as of January 1, 2016 which reflected modest competitive adjustments in line with our significant growth:

Executive	2015 Base Salary	2016 Base Salary	Increase
Frank Sorrentino III	$615,000	$678,000	10%
William S. Burns	$320,000	$352,000	10%
Elizabeth Magennis	$295,000	$325,000	10%
Christopher Ewing	$250,000	$285,000	14%
Michael McGrover	$230,000	$255,000	11%

In December 2016, the Committee approved base salary changes based on the updated competitive analysis provided by the consultant that reflected the continued growth of the Company and continued performance of the executives as they successfully expanded the business. The following base salaries for our named executive officers were effective as of January 1, 2017:

Executive	2017 Base Salary
Frank Sorrentino III	$735,000
William S. Burns	$381,000
Elizabeth Magennis	$352,000
Christopher Ewing	$310,000
Michael McGrover	$276,000

Annual Incentive

An important element of our performance-based pay program is our Executive Annual Incentive Plan which provides cash incentives based on attaining pre-established goals. Each participant has a target incentive opportunity expressed as a percentage of base salary, although actual payouts can range from a 50% payout at threshold performance to 150% of target for stretch performance, with no payout below threshold. The 2016 incentive targets are summarized below.

Executive	Target Incentive Opportunity (+/- 50% for each performance goal for threshold, target and stretch)
Frank Sorrentino III	50%
William S. Burns	35%
Elizabeth Magennis	35%
Christopher Ewing	35%
Michael McGrover	25%

The Compensation Committee establishes performance measures on an annual basis that are tied specifically to the Company’s financial performance (return on average assets, efficiency ratio and tangible book value) and individual executive performance. The weights and performance goals of these factors are summarized in the following table:

Performance Measure	Weight	Threshold (50%)	Target (100%)	Stretch (150%)
Return on Assets (ROA)	25%	0.50%	0.75%	1.00%
Operating Efficiency Ratio (1)	25%	50.0%	47.5%	45.0%
Tangible Book Value	25%	$11.00	$11.25	$11.50
Individual Performance	25%		Varies
____________________

(1)	The Operating Efficiency Ratio is calculated as total noninterest expenses, excluding non-operating expenses, divided by the sum of (i) net interest income, on a fully taxable equivalent basis, less the benefit of purchase accounting fair value marks and (ii) noninterest income, excluding securities gains and nonrecurring items.

At the end of the year, the Compensation Committee determined a payout percentage based on an assessment of the Company’s three quantitative financial measures (determined formulaically) as well as an assessment of each executive’s performance and contribution toward strategic goals. The corporate results were as follows:

Performance Measure	2016 Performance	Result	Payout Factor
Return on Assets (ROA)*	.99%	Just Below Stretch	148%
Operating Efficiency Ratio	42.60%	Above Stretch	150%
Tangible Book Value	$11.96	Above Stretch	150%
Individual Performance		Stretch	150%
____________________

*	Consistent with the Bank’s Executive Annual Incentive Plan, ROA excludes a portion of the specific reserve and subsequent charge-off of taxi medallion loans attributable to the fourth quarter designation of such loans as held-for-sale. Such charge amounted to approximately $10.9 million on an after-tax basis. In approving the adjustment for the charge-off of taxi medallion loans, the Committee also considered the potential negative impact on outstanding performance shares that do not allow for a similar adjustment under the plan.

In determining the performance on the individual portion of the annual incentive, the Committee considered their assessment of the Chief Executive Officer’s performance and the Chief Executive Officer’s evaluation of the Named Executive Officers’ performance. In light of strong performance on operational, strategic, financial shareholder metrics, and in consideration of the significant individual and collective achievements of the executive team during 2016, the Committee approved payouts of 150% of target on the individual performance portion for all Named Executive Officers. The table below summarizes some of the key accomplishments considered by the Committee in determining the individual component.

Named Executive Officers	Select 2016 Individual Results
Frank Sorrentino III
●Oversaw significant growth and success in 2016, including 41.3% total shareholder return, 14.7% loan growth, 20.4% deposit growth, an increase in tangible common equity and book value per share and consistently low operating efficiency ratio

●Reorganized management team to provide an efficient structure between all business development lines and operations to support strong organic growth

●Led the Bank’s expansion into New York State and specifically the New York City market, driving strong annual market growth

William S. Burns
●Led bank-wide effort to improve controls through the bank

●Managed successful secondary offering of common stock resulting in higher capital ratios to support additional growth opportunities and increased tangible book value per share

●Brought asset liability/interest rate risk management in-house, thereby improving controls and lowering costs

●Successfully negotiated/ managed Millburn lease termination

●Oversaw a marked improvement in bank-wide recruitment and other HR functions

Elizabeth Magennis
●Oversaw double digit growth in loan and deposit growth over the year

●Realigned retail branch operation to maximize efficiency including the creation of an Elite Banking Group and a new in house call center

●In conjunction with our chief executive officer’s efforts, oversaw successful expansion into NYC

Chris Ewing
●Realigned and complimented the organizational structures of the Information Technology, Branch Operations and Deposit Operations areas which was instrumental in supporting our growing infrastructure

●Reengineered the Funds Availability calculation and Overdraft decision making process to enhance revenue opportunities

●Realigned product types and interest rate tables to properly align with account analysis allowing for proper charging and tracking of high balance relationship billings

●Negotiated early cancelation of contracts that were no longer in the Company’s best interest resulting in significant savings over the contract periods

Michael McGrover
●Established a Commercial Loan Closing Group and created procedures for loan closing standards

●Maintained low delinquency and current financial information in the troubled taxi medallion portfolio

●Facilitated improvements in TDR process resulting in improved controls

Payouts were approved by the Compensation Committee at maximum given performance near or above stretch for all financial goals as well as in consideration of each NEO’s significant contributions during our transition and growth. Following is a summary of the incentive awards paid to executives:

Executive	2016 Target Annual Incentive Award	2016 Actual Annual Incentive Award	2016 Actual as % of Target
Frank Sorrentino III	$339,000	$508,500	150%
William S. Burns	$123,200	$184,800	150%
Elizabeth Magennis	$113,750	$170,625	150%
Chris Ewing	$99,750	$149,625	150%
Michael McGrover	$63,750	$95,625	150%

Long-Term Incentives – Equity-Based Awards

The Company’s long-term incentive plan (“LTIP”) is designed to be performance-based, align executives with shareholder interest and promote the long-term success of the Company. In March 2016, the Committee approved a target long-term incentive program split evenly between performance shares and time vested restricted stock.

2016 LTIP Mix–All NEOs

Time-vested restricted stock awards were granted based on the Compensation Committee’s assessment of business environment, affordability, and corporate and individual performance. The value of awards granted may vary from 0% – 150% based on the Committee assessment. Once granted, restricted stock vests ratably over a three-year period.

Performance-based restricted shares are granted at target and earned based on our three-year performance for the period January 1, 2016 through December 31, 2018. The potential number of shares that can vest will range from 0% to 150% of the target levels depending on our Core Return on Average Assets (Core ROA) performance relative to an industry index. Core ROA was determined by the Compensation Committee to be an effective indicator of executives’ performance and ability to influence the profitability of the Company. Strong ROA over time, particularly relative to industry competitors, enhances the Company’s performance and aligns with shareholder value.

The Industry Index allows for relative comparison of the Company’s performance to the performance of other banks of similar size/region during the same time period. The Industry Index consists of banks in the Mid-Atlantic and Northeast Region with total assets between $1 billion and $10 billion, traded on the NASDAQ or NYSE exchanges.

Performance shares vest after three years based on the Company’s ROA performance relative to the Industry Index banks in accordance with the payout scale below

CNOB Ranking vs. Industry Index	% of Performance Units Earned (2016 – 2018)
75th percentile and above	150%
50th percentile	100%
40th percentile	50%
Below 40th percentile	0%

Below is a summary of the 2016 grants. Restricted Stock was granted in February based on the Compensation Committee’s holistic reflection of 2015 Company and Individual performance. The performance shares were granted at target in March and won’t vest until the end of the performance period January 1, 2016 – December 31, 2018.

Considerations in determining the award of restricted stock included the successful integration of Union Center National Bank as a result of the merger, continued strong profitability and low efficiency ratio (even through the merger integration), and individual performance contributions that collectively resulted in a strong market positioning for the Company going forward. Grants were approved by the Committee as follows:

	Performance Shares		Restricted Stock
Executive	Target # Shares	Grant Value	# Shares	Grant Value
Frank Sorrentino III	10,865	$169,500	16,298	$254,250
William S. Burns	3,949	$61,600	5,923	$92,400
Elizabeth Magennis	3,646	$56,875	5,469	$85,313
Chris Ewing	3,197	$49,875	4,796	$74,813
Michael McGrover	2,043	$31,875	3,065	$47,813

Benefits and Other Compensation

Retirement Benefits and Perquisites

Executives participate in the ConnectOne Bank 401(k) Retirement Plan which is offered to all Bank employees. Currently, the Bank does not offer any other retirement benefit to executives.

As stated in the Executive Compensation Objectives and Policies section, the Bank does not place emphasis on perquisites for NEOs. A car allowance is provided to this group and the recipients are expected to use this compensation to offset any and all automobile expenses (mileage, tolls, insurance, gas) incurred as part of their job duties.

Post-Termination Benefits for Company Executives

Mr. Sorrentino’s Employment Agreement

The employment agreement with Mr. Sorrentino has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Sorrentino will receive a minimum annual base salary of $522,500, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or ConnectOne Bank will reimburse Mr. Sorrentino for his reasonable business expenses, and provide him with a $1,250 monthly car allowance. In the event that Mr. Sorrentino’s employment is terminated without cause, he is entitled to receive a lump sum payment equal to the sum of (i) his then current base salary for the remaining term of the agreement, but no less than an amount equal to one year of base salary and (ii) the greater of the highest bonus paid to him over the prior 36 months, or the amount accrued for his bonus in the year of termination. In the event of a merger, acquisition or change-in-control transaction after which Mr. Sorrentino does not continue employment at the resulting entity in substantially the same position, under substantially the same terms and conditions under which he was employed prior to the change in control, he will receive a severance payment equal to the sum of (i) the highest annual base salary paid to him over the prior 36 month period, and (ii) the greater of the highest bonus paid to him over the prior 36 months, or the amount accrued for his bonus in the year of termination, multiplied by two plus one twelfth for each year of service completed by Mr. Sorrentino after January 1, 2007. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Mr. Burns’ Employment Agreement

Mr. Burns was party to an employment agreement with Legacy ConnectOne, which was assumed by the Company. It has an initial two-year term, which automatically renews for one additional year unless either party provides written notice of its intention not to renew. Under the agreement, Mr. Burns will receive a minimum annual base salary of $240,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s bonus plan for executive officers. Mr. Burns is also entitled to participate in all benefit programs of the Company and the Bank. Under the agreement, the Company or the Bank will reimburse Mr. Burns for his reasonable business expenses, and provide him with a $750 monthly car allowance. In the event that Mr. Burns’s employment is terminated without cause, he is entitled to receive the sum of (i) his then current annual Base Salary for the remainder of the Term (assuming there is no extension of the Term), but no less than one year of his then current Base Salary, and (ii) the highest cash bonus paid to Mr. Burns over the prior twenty four (24) month period, or the amount accrued during the current year for Mr. Burns’ cash bonus for that year, whichever is higher. In the event of a merger, acquisition or change-of-control transaction after which Mr. Burns does not continue employment at the resulting entity, he will receive a severance payment equal to the sum of (i) his highest annual Base Salary over the prior twenty four (24) month period plus (ii) the highest cash bonus paid to him over the prior twenty four (24) month period, or the amount accrued during the current year for his cash bonus for that year, whichever is higher, times two. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Change in Control Agreements with Ms. Magennis and Mr. Ewing

The change in control agreements between Ms. Magennis and Legacy ConnectOne were assumed by the Company. In addition, the Company entered into a Change in Control Agreement with Mr. Ewing in 2015. The terms of the two agreements are substantially similar. Under the terms of the Change in Control Agreements, if the Company were to undergo a “change in control” as defined in the Change in Control Agreements, followed by either (i) involuntary termination of the executive’s employment by the Company or the Bank or (ii) voluntary termination of employment by the executive under certain circumstances provided for in the agreement, then the executive would be entitled to a lump sum payment equal to the highest annual salary assigned to the executive during the twenty four months prior to the Change in Control plus the highest annual bonus paid or accrued. Such amount shall be paid within 10 days, subject to compliance with section 409A of the Internal Revenue Code, after the Company receives an executed general release of claims in favor of the Company, the Bank, their respective subsidiaries, affiliates, officers, directors, shareholders, partners, members, managers, agents or employees.

2017 Employment Agreements

In early 2017, the Company intends to amend the existing employment agreements to make changes to strengthen corporate governance and better align with shareholder interests. Changes to the contract terms include adjusting the severance definition to use target bonus rather than the highest of prior years and updating severance multiples to be based on the competitive market versus remaining contract term.

Additional Information about Our Compensation Practices

As a matter of sound governance, we follow certain practices with respect to our compensation program. We regularly review and evaluate our compensation practices in light of regulatory developments, market standards and other considerations.

Policy on Incentive Compensation Clawback

The Company has adopted a clawback policy requiring the return of incentive compensation in the event of a financial restatement

Stock Ownership Guidelines

The Compensation Committee has concluded that NEOs and Board members should own a significant amount of the Company’s stock. Specific guidelines are:

●	Six (6) times the then annual base salary for the Chief Executive Officer

●	Three (3) times the then annual base salary for the Chief Financial Officer

●	Two (2) times the then annual base salary for other Executive Vice Presidents

●	Directors are expected to achieve ownership equal to five (5) times the sum of (i) the then-current annual cash retainer and (ii) the then-current value of the annual equity award.

The period to achieve compliance is five (5) years from the later of (1) the day of first appointment to the Board or NEO position or (2) the day of adoption of these guidelines, which was December 22, 2015. The Compensation Committee monitors ownership levels and compliance on an annual basis. Below is a summary of shares that qualify for the ownership requirements described above (unexercised stock options and unvested performance shares are excluded):

●	Beneficially owned shares that the individual owns or has voting power over, including the power to vote (including restricted shares), or to direct the voting; and/or, investment power including the power to dispose or to direct the disposition.

●	Shares owned by an individual in the Company’s benefit plans (e.g., 401(k)).

Risk Assessment Review

The Committee reviews the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements, and various policies and practices of the Company that mitigate this risk. Within this framework, the Committee discusses the parameters of acceptable and excessive risk-taking and the general business goals and concerns of the Company. In particular, the Committee focuses on the risks associated with the design of each plan, the mitigation factors that exist for each plan, additional factors that could be considered and an overall risk assessment with respect to the plans. All of our plans have links to corporate or business line results that allow for funding to be adjusted downward, awards are capped, and our governance procedures ensure awards are reviewed for appropriateness before they are distributed.

We have determined that risks arising from our employee compensation plans are not reasonably likely to have a material adverse effect on the Company. Further, it is both the Committee’s and management’s intent to continue to evolve our processes going forward by monitoring regulations and best practices for sound incentive compensation.

Accounting & Tax Treatment of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit to the executive.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual non-performance based compensation over $1.0 million paid to their named executive officers. To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, it is not a policy of the Compensation Committee that all executive compensation must be tax-deductible. The shareholder approved share-based compensation plans permit the award of stock options, stock appreciation rights and other equity awards that are fully deductible under Code Section 162(m).

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement with management. Based on the Compensation Committee’s review of and discussion with management with respect to the CD&A, the Compensation Committee has recommended to the Board of Directors of the Company that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

The foregoing report is provided by the Compensation Committee of the Board of Directors:

Stephen T. Boswell (Chair)
Frederick Fish
William A. Thompson
Joseph Parisi, Jr.

Summary Compensation Table

The following table sets forth for the prior three years the compensation paid to (a) the Company’s Chief Executive Officer and Chief Financial Officer and our three other most highly compensated executive officers earning in excess of $100,000 serving as of the fiscal year ended December 31, 2016, (collectively the “Named Executive Officers”).

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards (1)(2) ($) (e)	Option Awards ($) (f)	Non-equity incentive plan compensation ($) (g)	Change in pension value and non-qualified deferred compensation earnings ($) (h)	All other compensation (3) ($) (i)	Total ($) (j)
Frank Sorrentino III,	2016	678,000	—	423,750	—	508,500	—	25,330	1,635,580
Chairman, President and	2015	615,000	461,000	926,494	—	—	—	23,410	2,025,904
Chief Executive Officer	2014	297,500	178,500	—	—	—	—	8,101	484,101
William S. Burns,	2016	352,000	—	154,000	—	184,000	—	18,766	708,766
Executive Vice President,	2015	320,000	168,000	340,006	—	—	—	17,501	845,507
Chief Financial Officer	2014	155,000	69,750	—	—	—	—	7,063	231,813
Elizabeth Magennis,	2016	325,000	—	142,188	—	170,625	—	17,535	655,348
Executive Vice President,	2015	295,000	155,000	313,501	—	—	—	17,127	780,628
Chief Lending Officer	2014	142,500	64,125	—	—	—	—	6,372	212,997
Michael McGover,	2016	255,000	—	79,688	—	95,625	—	16,554	446,867
First Senior Vice	2015	224,010	86,000	139,987	—	—	—	12,923	462,920
President, Chief	2014	201,250	25,000	—	—	—	—	9,038	235,288
Credit Officer
Christopher Ewing,	2016	285,000	—	124,688	—	149,625	—	14,212	573,525
Executive Vice President,	2015	230,000	86,000	183,006	—	—	—	13,257	512,263
Chief Operations Officer	2014	—	—	—	—	—	—	—	—
____________________

(1)	Mr. Sorrentino, Mr. Burns, and Ms. Magennis each commenced employment with the Company on July 1, 2014 effective upon the consummation of the Merger. Prior to this date, each was an executive officer of Legacy ConnectOne Bancorp. The data provided above, accordingly, is with respect to their compensation commencing on July 1, 2014, and does not include information prior to this date.

(2)	Stock awards reported in 2016 reflect the grant date fair value of the restricted stock and restricted stock unit awards under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”) granted by the Compensation Committee under the Equity Incentive Plan, which permits the Compensation Committee to determine to pay awards, in whole or in part, in the form of grants of stock-based awards under the Long-Term Stock Incentive Plan, which consists of both time based and performance based awards. Time based restricted stock award units reported in this column for each of our NEOs was as follows: Mr. Sorrentino $254,242; Mr. Burns, $92,398; Ms. Magennis, $85,316; Mr. Ewing, $140,808; and Mr. McGrover, $47,815. These values are based on probable outcome values of awards. Restrictions on time based restricted stock awards lapse at the rate of 100% after the third anniversary. Restrictions on performance based awards lapse based on achievement of the performance goals set forth in the performance restricted stock unit award agreement based on performance as compared to peer groups. The value of these awards on the grant date assuming probable outcome and the maximum achievement of performance goals are as follows:

Name	Target Value at Grant Date	Maximum Value at Grant Date
Frank Sorrentino III	169,500	254,250
William S. Burns	61,600	92,400
Elizabeth Magennis	56,875	85,313
Christopher Ewing	49,875	74,813
Michael McGrover	31,825	47,813

(3)	Mr. Sorrentino’s total includes a $15,000 annual car allowance for 2015 and 2016.

EMPLOYMENT AGREEMENTS

The Company and the Bank are parties to employment agreements with Messrs. Frank Sorrentino III, our Chairman, Chief Executive Officer, and President, and William S. Burns our Executive Vice President and Chief Financial Officer.

The employment agreement with Mr. Sorrentino has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Sorrentino will receive an annual base salary of $735,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Sorrentino for his reasonable business expenses, and provide him with a $1,250 monthly car allowance. In the event that Mr. Sorrentino’s employment is terminated without cause, he is entitled to receive a lump sum payment equal to the sum of (i) his then current base salary for the remaining term of the agreement, but no less than an amount equal to one year of base salary and (ii) the greater of the highest bonus paid to him over the prior 36 months, or the amount accrued for his bonus in the year of termination. In the event a merger, acquisition or change-in-control transaction after which Mr. Sorrentino does not continue employment at the resulting entity in substantially the same position, under substantially the same terms and conditions under which he was employed prior to the change in control, he will receive a severance payment equal to the sum of (i) the highest annual base salary paid to him over the prior 36 month period, and (ii) the greater of the highest bonus paid to him over the prior 36 months, or the amount accrued for his bonus in the year of termination, multiplied by two plus one twelfth for each year of service completed by Mr. Sorrentino commencing January 1, 2007. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Sorrentino assuming a triggering termination of employment occurred on December 31, 2017. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$2,203,500	$0	$3,262,875
Value of Continued Health and Welfare Benefits	$31,494	$0	$12,598
Acceleration of Stock Awards	$0	$2,307,619	$2,307,619

The employment agreement with Mr. Burns has an initial two-year term, and will automatically renew for one additional year unless either party provides written notice of its intention not to renew. Under the agreement, Mr. Burns will receive an annual base salary of $381,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s bonus plan for executive officers. Mr. Burns is also entitled to participate in all benefit programs of the Company and the Bank. Under the agreement, the Company or Bank will reimburse Mr. Burns for his reasonable business expenses, and provide him with a $750 monthly car allowance. In the event that Mr. Burns’ employment is terminated without cause, he is entitled to receive his then current annual Base Salary for the remainder of the term, but no less than one year of his then current Base Salary, plus an amount equal to the highest cash bonus paid to him over the prior twenty four (24) month period, or the amount accrued during the current year for Employee’s cash bonus for that year. In the event a merger, acquisition or change-in-control transaction after which Mr. Sorrentino does not continue employment at the resulting entity in substantially the same position, under substantially the same terms and conditions under which he was employed prior to the change in control, he will receive a severance payment equal to the sum of (i) the highest annual base salary paid to him over the prior 24 month period, and (ii) the greater of the highest bonus paid to him over the prior 24 months, or the amount accrued for his bonus in the year of termination, multiplied by two. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Burns assuming a triggering termination of employment occurred on December 31, 2017. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$876,990	$0	$1,072,000
Value of Continued Health and Welfare Benefits	$36,289	$0	$18,433
Acceleration of Stock Awards	$0	$815,827	$815,827

Agreements upon Change in Control

Each of Ms. Magennis and Mr. Ewing has entered into change in control agreements with the Company. Under these agreements, in the event of a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or any similar transaction which results in our shareholders holding less than a majority of the voting power of the resulting entity, the employee is to be employed by our successor for a period of twelve (12) months plus one month for each year of service following the change in control. In the event they are terminated without cause, or they resign for good reason (as both terms are defined in the agreements), then each of Ms. Magennis and Mr. Ewing would be entitled to a lump sum payment equal to the highest annual salary assigned to each during the twenty four months prior to Change in Control plus the highest annual bonus paid to or accrued to each. The following tables summarizes potential payments to Ms. Magennis and Mr. Ewing assuming a triggering termination of employment occurred on December 31, 2017. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Elizabeth Magennis

Payments and Benefits	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$0	$495,625
Value of Continued Health and Welfare Benefits	$0	$0
Acceleration of Stock and Option Awards	$751,207	$751,207

Christopher Ewing

Payments and Benefits	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$0	$434,704
Value of Continued Health and Welfare Benefits	$0	$0
Acceleration of Stock and Option Awards	$324,667	$324,667

Grant of Plan Based Awards

The following table represents the grants of awards to the Named Executive Officers in 2016.

Grant of Plan Based Awards

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units (#) (i)	All other stock awards: Number of securities underlying options (#) (j)	Exercise or base price of option awards ($/Sh) (k)	Grant date fair value of stock and option awards (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Frank Sorrentino III	3/23/2016							16,298			254,250
	3/23/2016				5,433	10,865	16,298				169,500
William S. Burns	3/23/2016							5,923			92,400
	3/23/2016				1,974	3,949	5,923				61,600
Elizabeth Magennis	3/23/2016							5,469			85,213
	3/23/2016				1,823	3,646	5,469				56,875
Michael McGrover	3/23/2016							3,065			47,813
	3/23/2016				1,022	2,043	3,065				31,875
Chris Ewing	3/23/2016							4,796			74,813
	3/23/2016				1,599	3,197	4,796				49,875

Outstanding Equity Awards At Year End

The following table sets forth, for each of the Named Executive Officers, information regarding outstanding stock options and stock awards at December 31, 2016.

Outstanding Equity Awards At Year End

	Option Awards					Stock Awards
Name (a)	Number of securities underlying unexercised options (#) exerciseable (#) (b)	Number of securities underlying unexercised options (#) unexerciseable (#) (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (#) (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (j)
Frank Sorrentino	11,721			6.15	1/11/2018
	10,871			6.15	1/22/2018
	51,935			4.62	11/26/2018
	11,687			4.62	1/9/2019
	13,000			4.62	2/25/2019
	34,567			6.99	1/24/2022	30,734	797,556	58,191	1,510,063
William S. Burns						12,115	314,376	19,324	501,451
Elizabeth Magennis	2,504			4.62	1/9/2019
	5,158			6.99	1/24/2022	11,127	288,746	17,821	462,461
Michael McGrover						3,970	103,030	9,940	257,943
Chris Ewing						8,515	220,964	3,996	103,703
____________________

(1)	All option and stock awards were granted subject to a three-year vesting requirement, with one-third of the award vesting on the first anniversary of the date of grant, one-third of the award vesting on the second anniversary of the date of grant, and the final third vesting on the third anniversary of the date of grant.

(2)	Shares are valued at market value, which is deemed to be the closing stock price at December 31, 2016.

Options Exercised and Stock Vested

The following table sets forth certain information regarding exercises of options or vesting of restricted shares during the Company’s fiscal year ended December 31, 2016 by our Named Executive Officers:

Option Exercises and Stock Vested

	Option awards		Stock awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (c)	Number of shares acquired on vesting (#) (d)	Value realized on vesting ($) (e)
Frank Sorrentino III	36,655	402,399	17,411	438,052
William S. Burns	—	—	4,671	116,326
Elizabeth Magennis	5,200	62,972	5,831	146,314
Michael McGrover	—	—	453	11,362
Christopher Ewing	—	—	—	—

Director Compensation

The following table sets forth certain information regarding compensation earned by or paid to the Directors during the Company’s fiscal year ended December 31, 2016:

Director Compensation

Name (a)	Fees earned or paid in cash ($) (b)	Stock Awards ($) (c)	Options awards ($) (d)	Non-equity incentive plan compensation ($) (e)	Change in pension value and nonqualified deferred compensation ($) (f)	All other compensation ($) (g)	Total ($) (h)
Frank W. Baier	60,000	27,503					87,503
Stephen T. Boswell	79,500	27,503					107,003
Frederick Fish	38,000	27,503					65,503
Frank Huttle III	50,000	27,503					77,503
Michael Kempner	35,000	27,503					62,503
Nicolas Minoia	70,000	27,503					97,503
Joseph Parisi Jr.	38,000	27,503					65,503
Harold Schechter	53,000	27,503					80,503
William A. Thompson	48,000	27,503					75,503
Alexander Bol	52,000	27,503					79,503

We pay the non-employee members of the Company’s Board an annual fee of $35,000 for Board service. Board members serving on committees also receive $1,000 per Bank Board Committee meeting attended. Committee Chairs also receive an additional stipend for this service in this role. Our Directors are also eligible to participate in our equity compensation plans. Each board member was awarded 1,763 restricted shares subject to forfeiture in 2016.

Interest of Management and Others in Certain Transactions; Review, Approval or Ratification of Transactions with Related Persons

Under its charter, the Audit Committee reviews and approves all related party transactions, other than extensions of credit by the Bank in the ordinary course of its business. Under banking regulation, those extensions of credit must be approved by the full Board of Directors. For additional procedures, see the Audit Committee charter, which is available to shareholders on the Company’s website at www.connectonebank.com under “For Shareholders” and then under “Documents and Notifications”.

By “related party transaction,” we mean a transaction between the Company or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand.

The Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers and their associates (i.e. corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of ten percent or more). These loans have all been made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the Company and do not involve more than the normal risk of collectability or present other unfavorable features.

We utilize the MWW Group to provide advertising and public relations assistance and advice. Michael Kempner, one of our directors, is the President and CEO of the MWW Group, Inc. During 2016, we paid the MWW Group a total of $163,000 for its services, including marketing, branding and related services We believe the fees charged the Bank by the MWW Group are at least as favorable to the Bank as we could receive from an unaffiliated third party. We have continued to use the services of the MWW Group during 2017.

We utilize Otterstedt Insurance Agency (“Otterstedt”), of which one of our directors Joseph Parisi,Jr. serves as Chairman of the Board and CEO. During 2016, we paid Otterstedt a total of $230,981 in commissions attributable to Otterstedt. We believe the commissions charged the Bank by Otterstedt are at least as favorable to the Bank as we could receive from an unaffiliated third party. We have continued to use the Otterstedt during 2017.

Members of our Board of Directors, including our Chairman and CEO Frank Sorrentino III and Messrs. Boswell, Huttle, Kempner and Parisi, are, either directly or through their interests in family limited liability companies, members of a limited liability company that is the sole member of two other limited liability companies which each own one of our branch locations, each of which are leased by the Bank. Our Board members collectively own 55.5% of the membership interests in this limited liability company. Each of Messrs. Sorrentino, Huttle, Parisi, and Kempner owns an 11.1% interest in the limited liability company. No director is the managing member or a manager or officer or any of the limited liability companies which serve as the landlords or the parent limited liability company.

The lease for our Cresskill branch has an initial term ending on June 30, 2026. The Bank has the option to extend the lease term for up to three additional five-year periods, or a total of fifteen additional years. The initial rent for the branch was $157,795 per year, and the rent will increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. In 2016, the rent was reset to $16,866, which was equal to the greater of the prior year’s rent, or the “market rent” as defined under the lease, and will thereafter increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. During any option period, the rent will be reset to the greater of the prior year’s rent or the “market rent”, as defined in the lease, and will then increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. For 2016, the Bank paid total rent of $199,930 for the Cresskill branch.

The lease for our John Street, Hackensack branch has a term ending on December 31, 2021. The Bank has the option to extend the lease term for up to two additional five-year periods, or a total of ten additional years. The initial rent for the branch was $148,000 per year, and the rent will increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. During any option period, the rent will be reset to the greater of the prior year’s rent or the “market rent”, as defined in the lease, and will then increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. For 2016, the Bank paid total rent of $148,800 for the John Street, Hackensack branch.

Because of the interests of Board members in these leases, the Board determined that the rent should be set at “fair market rent.” Under regulations of the New Jersey Department of Banking and Insurance, any real estate transaction with members of a bank’s board of directors must be subject to an appraisal by an independent appraisal firm, which must opine that the terms of the transaction are arm’s length terms and as beneficial to the bank as it could obtain from a third party. The Bank therefore retained an independent appraisal firm to review the properties and determine the fair market rent, and this rent was used for the leases. These leases were then submitted to and approved by the New Jersey Department of Banking and Insurance. Based upon appraisals we obtained prior to entering into each lease, we believe the lease terms are as fair to the Bank as it would have received from an unaffiliated third party.

PROPOSAL 2
APPROVAL OF THE 2017 EQUITY COMPENSATION PLAN

The Board of Directors has approved for submission to the shareholders the 2017 Equity Compensation Plan (the “Plan”), set forth as Exhibit A to this proxy statement. The Plan authorizes the Company to issue stock options, restricted stock, deferred stock and/or performance units to eligible participants. Stock options granted under the Plan may be incentive stock options or non-qualified stock options.

INTRODUCTION

The Board of Directors firmly believes that management and employees should have an equity stake in the Company and that equity should be a significant part of management’s compensation. The Board believes that this will ensure that the interests of management and the shareholders are closely aligned. As a result, the Company currently has several equity compensation plans outstanding.

Each of the primary plans utilized by the Company for Awards to its Board of Directors and management were adopted prior to the Company’s predecessor (Legacy ConnectOne) being publicly traded, and so may not contain all provisions considered best practices for equity plans for publicly held entities. As a matter of good corporate governance, the Compensation Committee and the Board of Directors believe that all future equity awards and grants should be made under plans meeting these best practices. Accordingly, upon the Plan becoming effective, previously adopted plans will be frozen; all future awards will be from the Plan, or any additional plan that may be approved by the Company’s shareholders in the future. Existing grants and awards will remain outstanding and governed by the plan under which they were issued, but no new awards will be issued under those plans.

TYPES OF AWARDS

The Plan provides for the grant of incentive stock options (“ISOs”), non-qualified stock options, deferred stock, performance units and restricted stock awards.

ADMINISTRATION

The Plan will be administered by the Compensation Committee of the Board of Directors, which will have power to (i) designate the participants to receive awards, and (ii) determine the number of shares subject to each award, the date of grant and the terms and conditions governing the awards, including any vesting schedule; provided that vesting of all award will not be less than one year from the date of grant. In addition, the Committee is charged with the responsibility of interpreting the Plan and making all administrative determinations thereunder. Options granted under the Plans may be ISOs, subject to the requirements of the Code, or non-qualified options. In addition, grants of performance units, deferred stock, or restricted stock may be made under the Plan. In order to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee will adopt certain performance goals related to performance unit grants, so that the grants will qualify as “performance based compensation” under the Code. These awards will only vest in the performance criteria, related to such metrics as earnings, assets growth, asset quality, capital compliance and interest rate sensitivity, are satisfied.

ELIGIBILITY

Management officials of the Company and/or the Bank, including employees, officers, non-employee directors, advisory board members and other service providers to the Company and/or the Bank, are eligible to receive options under the Plans.

SHARES SUBJECT TO THE PLAN

The Plan covers awards of up to 750,000 shares of the Company’s common stock, subject to adjustments. Under the Plan, the number and price of shares available for grant and the number of shares covered by stock options will be adjusted equitably for stock splits, stock dividends, recapitalizations, mergers and other changes in the common stock.

TERM OF OPTIONS

Options granted under the Plan will have maximum terms of ten (10) years, subject to earlier termination of the options as provided by the Plan.

EXERCISE PRICE OF OPTIONS

Options granted under the Plan as ISO’s are to be granted at an exercise price of not less than 100% of the fair market value of the Company’s common stock on the date of the grant. However, if the optionee owns stock possessing more than 10% of the total combined voting power of all classes of the Company’s common stock, the purchase price per share of common stock deliverable upon the exercise of each option shall not be less than 110% of the fair market value of the common stock on the date of grant or the par value of the common stock, whichever is greater. All non-qualified options must have an exercise price of at least 100% of fair market value on the date of grant. Fair market value is to be determined by the Board of Directors in good faith, unless the Company’s stock is then traded on a national securities exchange. In that case, fair market value will be determined by the price on the exchange.

RESTRICTED STOCK AWARDS

Eligible participants chosen to receive restricted stock awards under the Plan will be granted shares of the Company’s common stock, subject to forfeiture in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Prior to vesting of a restricted stock award, dividends declared on the restricted stock may accrue if the Compensation Committee so determines, but will only be paid to the award holder when the restricted stock vests, and will be forfeited if the restricted stock is forfeited.

DEFERRED STOCK AWARDS

Deferred stock awards generally consist of the right to receive shares of common stock in the future, subject to such conditions as the Compensation Committee may impose including, for example, continuing employment or service for a specified period of time. Prior to settlement, deferred stock awards do not carry voting, or other rights associated with stock ownership; however, dividends may accrue if the Compensation Committee so determines, and only paid to the award holder when the deferred stock award is settled, and will be forfeited if the deferred stock award is forfeited.

Unless the Compensation Committee determines otherwise, shares of deferred stock awards will be forfeited upon the recipient’s termination of employment or other service with the Company and its subsidiaries.

PERFORMANCE UNITS

The Committee may grant performance units, which may be awards of a specified cash amount or may be share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee.

The Committee retains discretion to set the level of performance for a given business criteria that will result in the earning of a specified amount under a performance award. These goals may be set with fixed, quantitative targets, targets relative to past Company performance, or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison.

TAX CONSEQUENCES

The options granted under the Plan should be considered as having no readily ascertainable fair market value at the time of grant because the options are not tradable on an established market. Because of this, for federal income tax purposes, no taxable income results to the optionee upon the grant of an option. If the option is an ISO, upon the issuance of shares to the optionee upon the exercise of the option, there is also no taxable income, assuming compliance with certain holding periods. Correspondingly, no deduction is allowed to the Company upon either the grant or the exercise of an ISO.

If shares acquired upon the exercise of an ISO are not disposed of either within the two-year period following the date the option is granted or within the one-year period following the date the shares are issued to the optionee pursuant to exercise of the option, the difference between the amount realized on any disposition thereafter and the option price will be treated as a long-term capital gain or loss to the optionee. If a disposition occurs before the expiration of the requisite holding periods, then the lower of (i) any excess of the fair market value of the shares at the time of exercise of the option over the option price or (ii) the actual gain realized on disposition, will be deemed to be compensation to the optionee and will be taxed at ordinary income rates. In such event, the Company will be entitled to a corresponding deduction from its income, provided the Company withholds and deducts as required by law. Any such increase in the income of the optionee or deduction from the income of the Company attributable to such disposition is treated as an increase in income or a deduction from income in the taxable year in which the disposition occurs. Any excess of the amount realized by the optionee on disposition over the fair market value of the shares at the time of exercise will be treated as capital gain.

The recipient of a non-statutory option realizes compensation taxable as ordinary income at the time the option is exercised or transferred. The amount of such compensation is equal to the amount by which the fair market value of the stock acquired upon exercise of the option exceeds the amount required to be paid for such stock. At the time the compensation income is realized by the recipient of the option, the Company is entitled to an income tax deduction in the amount of the compensation income, provided applicable rules pertaining to tax withholding are satisfied and the compensation represents an ordinary and necessary business expense of the Company. The stock acquired upon exercise of the option has an adjusted basis in the hands of the recipient equal to its fair market value taken into account in determining the recipient's compensation and a holding period commencing on the date the stock is acquired by the recipient. At the time the stock is subsequently sold or otherwise disposed of by the recipient, the recipient will recognize a taxable capital gain or loss measured by the difference between the adjusted basis of the stock at the time it is disposed of and the amount realized in connection with the transaction. The long term or short term nature of such gain or loss will depend upon the applicable holding period for such stock.

A recipient of restricted stock under the Plan subject to a vesting requirement will not recognize taxable income upon the grant of a restricted stock award unless such recipient makes an election under Section 83(b) of the Code (a “Section 83(b) Election”) to be taxed as if the underlying shares were vested shares. If the recipient makes a valid Section 83(b) Election within 30 days of the date of the grant, then such recipient will recognize ordinary compensation income, for the year in which the stock award is granted, in an amount equal to the fair market value of the common stock at the time the award is granted. If a valid Section 83(b) Election is not made, then the recipient will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the fair market value of the common stock at the time of such lapse. The participant will have a tax basis in the common stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

Upon the disposition of the common stock acquired pursuant to a restricted stock award, the recipient will recognize a capital gain or loss equal to the difference between the sale price of the common stock and the recipient’s tax basis in the common stock. This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year.

Awards of performance units or deferred stock that result in a transfer to the participant of cash or shares or other property generally will be structured to meet applicable requirements under Code Section 409A. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares actually received. Thus, for example, if the Company grants an award of performance units or deferred stock that has vested, the participant should not become subject to income tax until the time at which shares or cash are actually distributed, and the Company will become entitled to claim a tax deduction at that time

AMENDMENT OR TERMINATION

No options, restricted stock, deferred stock or performance units may be granted under the Plan more than ten (10) years after adoption by the shareholders, but Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the Plan.

REQUIRED VOTE

IN ORDER FOR THE PLAN TO BE APPROVED, THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK CAST AT THE ANNUAL MEETING IS REQUIRED.

UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD, IF EXECUTED AND RETURNED, WILL BE VOTED “FOR” APPROVAL OF THE 2017 EQUITY COMPENSATION PLAN.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE 2017 EQUITY COMPENSATION PLAN.

PROPOSAL 3
RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Crowe Horwath LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2017. This appointment will continue at the pleasure of the Audit Committee and is presented to the shareholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our shareholders, the Audit Committee will consider that fact when it selects independent auditors for the following fiscal year.

Crowe Horwath LLP has served as our independent registered public accounting firm since the closing of the Merger on July 1, 2014, and one or more representatives of Crowe Horwath LLP will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from shareholders.

The following table sets forth a summary of the fees billed or expected to be billed to the Company by Crowe Horwath for professional services rendered for the years ended December 31, 2016 and 2015.

PRINCIPAL ACCOUNTING FIRM FEES

Aggregate fees billed to the company for the fiscal years ended December 31, 2016 and 2015 by the Company’s principal accounting firm are shown in the following table.

	Fiscal Year Ended December 31
	2016	2015
Audit Fees	$387,216	$370,000
Audit Related Fees	180,000	7,000
Tax Fees (1)	24,000	42,315
Other Fees	148,000	132,615
Total Fees	$739,216	$551,930
____________________

(1)	Consists of tax filing and tax related compliance and other advisory services.

Required Vote

THE PROPOSAL TO RATIFY THE SELECTION OF CROWE HORWATH LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2017 FISCAL YEAR REQUIRES AN AFFIRMATIVE VOTE OF THE MAJORITY OF THE SHARES REPRESENTED IN PERSON OR BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE ON THE PROPOSAL.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF CROWE HORWATH LLP AS THE COMPANY’S INDEPENDENT AUDITORS

SHAREHOLDER PROPOSALS

Proposals of shareholders to be included in the Company’s 2018 proxy material must be received by the secretary of the Company no later than December 26, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTS COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that all persons associated with the Company and subject to Section 16(a) have made all required filings on a timely basis for the fiscal year ended December 31, 2016, except for Frederick Fish and William Thompson, who each filed late during a clerical error.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it in the enclosed envelope.

2017 EQUITY COMPENSATION PLAN

Section 1. Purpose

The 2017 Equity Compensation Plan (the “Plan”) is hereby established to foster and promote the long-term success of ConnectOne Bancorp, Inc. (the “Company”), the holding company of ConnectOne Bank (the “Bank”), and its shareholders by providing members of management, including employees and management officials, with an equity interest in the Company. The Plan will assist the Company in attracting and retaining the highest quality of experienced persons to serve as employees and Directors and in aligning the interests of such persons more closely with the interests of the Company’s shareholders by encouraging such parties to maintain an equity interest in the Company.

Section 2. Definitions

Capitalized terms not specifically defined elsewhere herein shall have the following meaning:

“Act” means the Securities Exchange Act of 1934, as amended from time to time, and any rules and regulations promulgated thereunder.

“Award” means the grant of Options, Restricted Stock, Performance Units or Deferred Stock hereunder.

“Board” means the Board of Directors of the Company.

“Change in Control” means any of the following:

(i)	a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or a similar transaction, in any case in which the holders of the voting stock of the Company prior to such transaction do not hold (in substantially the same proportion) a majority of the voting power of the resulting entity (or an entity that wholly owns the resulting entity);

(ii)	individuals who constitute the Incumbent Board (as herein defined) of the Company cease for any reason to constitute a majority thereof; or

(iii)	any person becomes the beneficial owner of securities representing 25% or more of the combined voting stock of the Company other than (1) the Participant or any group that includes the Participant or (2) an entity referred to in the parenthetical to clause (i) of this definition.

For these purposes, “Incumbent Board” means the Board of Directors of the Company on the date hereof and any person who becomes a director subsequent to the date hereof whose election was approved by a voting of at least three-quarters of the directors comprising the Incumbent Board or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board. However, the Incumbent Board will not include anyone who becomes a member of the Board of Directors as a result of either (i) an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board of the Directors, including as a result of any appointment, nomination or other agreement intended to avoid or settle a contest or solicitation, or (ii) agreement with any third party.

“Committee” means the Compensation Committee of the Board, or such successor committee of the Board undertaking the responsibilities currently exercised by the Compensation Committee. Each member of the Committee shall at all times qualify as a “Non-Employee Director” within the meaning of SEC Rule 16b-3(b)(3) and an “outside director” within the meaning of Regulation 1.162-27 under Code Section 162(m).

“Common Stock” or “Stock” means the common stock, no par value per share, of the Company.

“Company” means ConnectOne Bancorp, Inc. and any present or future subsidiary or parent corporations of ConnectOne Bancorp, Inc. (as defined in Section 424 of the Code) or any successor to such corporations.

“Deferred Stock” means a right, granted under this Plan, to receive Stock or other Awards or a combination thereof at the end of a specified deferral period.

“Disability” shall mean the Participant’s inability for a period of three (3) consecutive months, or for six (6) months during any twelve (12) month period, to perform the requirements of the Participant’s position with the Company due to physical or mental impairment; provided, however, with respect to a Participant who has been granted an Incentive Stock Option such term shall have the meaning set forth in Section 422(c)(6) of the Code. For purposes of Restricted Stock Awards under Section 8, “Disability” shall be as defined in Section 8.3(a)(1). The determination of whether a Disability exists will be made by the Committee.

“Fair Market Value” means, with respect to shares of Common Stock, the fair market value as determined by the Committee in good faith and in a manner established by the Committee from time to time, taking into account such factors as the Committee shall deem relevant, including the book value of the Common Stock and, to the extent the Common Stock is traded on a national securities exchange, the Fair Market Value of the Common Stock shall be the closing price of the Common Stock on the date the Fair Market Value is determined.

“Incentive Stock Option” means an option to purchase shares of Common Stock granted to a Participant under the Plan which is intended to meet the requirements of Section 422 of the Code.

“Incumbent Board” means the Board of Directors of the Company on the date of stockholders approval of this Plan, provided that any person becoming a director subsequent to such date whose election was approved by a vote of at least three quarters of the directors comprising the Incumbent Board, or whose nomination for election by stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board.

“Management Official” means an employee of the Company, a non-employee member of the Board, a member of any advisory committee or any other service provider to the Company.

“Non-Qualified Stock Option” means an option to purchase shares of Common Stock granted to a Participant under the Plan which is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-Qualified Stock Option granted hereunder.

“Participant” means a Management Official selected by the Committee to receive an Award under the Plan.

“Performance Cycle or Cycle” means the period selected by the Committee during which the performance of the Company is measured for the purpose of determining the extent to which an award of Performance Units has been earned. Applicable performance goals relating to each Performance Cycle shall be established not later than the earlier of (1) 90 days after the beginning of any performance period applicable to such Performance Units or (2) the time 25% of such performance period has elapsed.

“Performance Goals” means the objectives established by the Committee for a Performance Cycle, for the purpose of determining and measuring the extent to which Performance Units, which have been contingently awarded for such Cycle, have been earned. For purposes of qualifying Awards intended by the Committee to be exempt under Code Section 162(m) and regulations thereunder, the Committee may use one or more of the following as Performance Goals: (1) earnings or earnings growth; (2) earnings per share; (3) return on equity, assets, capital employed or investment; (4) revenues or revenue growth; (5) gross profit; (6) gross margin; (7) net income or net income per common share; (8) operating margin; (9) operating cash flow; (10) stock price appreciation and total shareholder return, (11) economic profit or value created, (12) interest expense, (13) strategic business criteria, (14) efficiency ratio, (15) growth in assets, loan and/or deposits, (16) net interest margin, (17) loan production volume, (18) asset quality, including net charge offs, levels of classified assets and non-performing loan levels, (19) interest rate risk sensitivity, (21) capital compliance, or any combination of any of the forgoing. Targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. Performance Goals may be particular to a Participant, the Company, subsidiary or other business segment of the Company, or may be based on the performance of the Company as a whole.

“Performance Units or Units” means a fixed or variable dollar or Common Stock share denominated Unit contingently awarded under Section 9 of the Plan.

“Plan” means the 2017 Equity Compensation Plan.

“Restricted Stock Award” means a grant of shares of Common Stock pursuant to Section 8 hereof.

“SEC” means the Securities and Exchange Commission.

“Termination for Cause” means termination because of Participant’s intentional failure to perform stated duties, personal dishonesty, willful violation of any law, rule regulation (other than traffic violations or similar offenses) or final cease and desist order issued by any regulatory agency having jurisdiction over the Participant or the Company.

Section 3. Administration

(a) The Plan shall be administered by the Committee. Among other things, the Committee shall have authority, subject to the terms of the Plan, to grant Awards, to determine the type of Award granted, to determine the individuals to whom and the time or times at which Awards may be granted, to determine whether Options are to be Incentive Options or Non-Qualified Stock Options (subject to the requirements of the Code, which provide that only employees may receive Incentive Options), to determine the terms and conditions of any Award granted hereunder, including whether to impose a vesting period more stringent than the minimum set forth in Section 12(a), and if the Award is an Option, the exercise price thereof, subject to the requirements of this Plan.

(b) Subject to the other provisions of the Plan, the Committee shall have authority to adopt, amend, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Award and to decide all disputes arising in connection with the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any grant agreement in the manner and to the extent it shall deem appropriate to carry the Plan into effect, in its sole and absolute discretion. The Committee’s decision and interpretations shall be final and binding. Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

(c) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent.

Section 4. Eligibility and Participation

Management Officials of the Company shall be eligible to participate in the Plan. The Participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine in its sole discretion the numbers of shares to be covered by the Award or Awards granted to each Participant. Options intended to qualify as Incentive Stock Options shall be granted only to persons who are eligible to receive such options under Section 422 of the Code; i.e., employees of the Company.

Section 5. Shares of Stock Available for Awards

(a) The maximum number of shares of Common Stock or equivalents which may be issued under the Plan is 750,000, subject to the adjustments as provided in this Section 5 and Section 11, to the extent applicable. If an Award granted under this Plan expires or terminates before exercise or is forfeited for any reason, without a payment in the form of Common Stock being granted to the Participant, the shares of Common Stock subject to such Award, to the extent of such expiration, termination or forfeiture, shall again be available for subsequent Award grant under the Plan. Shares withheld pursuant to Section 12(g) in connection with tax obligations shall not be available for subsequent Awards under the Plan.

(b) In the event that any stock dividend, stock split, reverse stock split or combination, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be granted or made available under the Plan to Participants, the Committee shall proportionately and appropriately adjust equitably any or all of (i) the maximum number and kind of shares of Common Stock in respect of which Awards may be granted under the Plan to Participants, (ii) the number and kind of shares of Common Stock subject to outstanding Options held by Participants, and (iii) the exercise price with respect to any Options held by Participants, without changing the aggregate purchase price as to which such Options remain exercisable, and if considered appropriate, the Committee may make provision for a cash payment with respect to any outstanding Options held by a Participant, provided that no adjustment shall be made pursuant to this Section if such adjustment would cause the Plan to fail to comply with

Section 422 of the Code with regard to any Incentive Stock Options granted hereunder or fail to comply with the requirements of Rule 16b-3 under the Act or any successor or replacement regulation. No fractional Shares shall be issued on account of any such adjustment.

(c) Any adjustments under this Section will be made by the Committee, whose determination as to what adjustments, will be made and the extent thereof will be final, binding and conclusive.

Section 6. Non-Qualified Stock Options

6.1 Grant of Non-Qualified Stock Options.

Subject to the provisions hereof, the Committee may, from time to time, grant Non-Qualified Stock Options to Participants upon such terms and conditions as the Committee may determine, and may grant Non-Qualified Stock Options in exchange for and upon surrender of previously granted Options under this Plan. Non-Qualified Stock Options granted under this Plan are subject to the following terms and conditions:

(a) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Non-Qualified Stock Option shall be determined by the Committee on the date the option is granted. The purchase price shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant. Shares may be purchased only upon full payment of the purchase price.

(b) Terms of Options. The term during which each Non-Qualified Stock Option may be exercised shall be determined by the Committee, but in no event shall a Non-Qualified Stock Option be exercisable in whole or in part more than ten (10) years from the date of grant.

(c) Termination of Service. Except as provided herein, unless otherwise determined by the Committee, upon the termination of the service of a Participant who is not an employee for any reason other than Disability, death or Termination for Cause, the Participant’s Non-Qualified Stock Options shall be exercisable only as to those shares which were immediately exercisable by the participant at the date of termination and only for one (1) year from the date of such termination. In the event of death or termination of service of a Participant who is not an employee as a result of Disability of the Participant, all Non-Qualified Stock Options held by the Participant, whether or not exercisable at such time, shall be exercisable by the Participant or his legal representatives, or beneficiaries of the Participant for one (1) year from the date of such termination. Upon the termination of the service of a Participant who is a common law employee of the Company for any reason other than Disability, death or Termination for Cause, the Participant’s Non-Qualified Stock Options shall be exercised only as to those shares which were immediately exercisable by the Participant at the date of termination and only for a period of three (3) months following termination. In the event of death or termination of service of a Participant who is a common law employee of the Company as a result of Disability of any such Participant, all Non-Qualified Stock Options held by such Participant, whether or not exercisable at such time, shall be exercisable by the Participant or his legal representatives or beneficiaries of the Participant for one (1) year or such longer period as is determined by the Committee following the date of the Participant’s death or termination of service due to Disability, provided that in no event shall the period extend beyond the expiration of the Non-Qualified Stock Option term. Notwithstanding any other provisions set forth herein to the contrary nor any provision contained in any agreement relating to the award of an option, in the event of a Termination for Cause, all of the Participant’s Non-Qualified Stock Options shall immediately expire upon such Termination for Cause and shall not be exercisable, regardless of whether such Non-Qualified Stock Options were vested.

(d) Transferability. Except as provided for hereunder, no Option granted under the Plan shall be assignable or transferable by a Participant, and any attempted disposition thereof shall be null and void and of no effect. Nothing contained herein shall be deemed to prevent transfers by will or by the applicable laws of descent and distribution.

Section 7. Incentive Stock Options

7.1 Grant of Incentive Stock Options.

The Committee may, from time to time, grant Incentive Stock Options to Management Officials who are employees of the Company. Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

(a) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant or the par value of the Common Stock, whichever is higher. However, if a Participant owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of Common Stock, the purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant or the par value of the Common Stock, whichever is greater. Shares may be purchased only upon payment of the full purchase price.

(b) Amounts of Options. Incentive Stock Options may be granted to any Management Official who is an employee of the Company in such amounts as determined by the Committee. In the case of an option intended to qualify as an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the option first becomes exercisable) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the Participant during any calendar year shall not exceed $100,000. The provisions of this Section 7.1(b) shall be construed and applied in accordance with Section 422(d) of the Code and the regulations, if any, promulgated thereunder. To the extent an award is in excess of such limit, it shall be deemed a Non-Qualified Stock Option. The Committee shall have discretion to redesignate options granted as Incentive Stock Options as Non-Qualified Options.

(c) Terms of Options. The term during which each Incentive Stock Option may be exercised shall be determined by the Committee, but in no event shall an Incentive Stock Option be exercisable in whole or in part more than ten (10) years from the date of grant. If at the time an Incentive Stock Option is granted to an employee, the employee owns Common Stock representing more than ten percent (10%) of the total combined voting power of the Company (or, under Section 422(d) of the Code, is deemed to own Common Stock representing more than ten percent (10%) of the total combined voting power of all such classes of Common Stock, by reason of the ownership of such classes of Common Stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendent of such employee, or by or for any corporation, partnership, estate or trust of which such employee is a shareholder, partner or beneficiary), the Incentive Stock Option granted to such employee shall not be exercisable after the expiration of five (5) years from the date of grant.

(d) Termination of Service. Except as provided in Section 7.1(e) hereof, upon the termination of a Participant’s service for any reason other than Disability, death or Termination for Cause, the Participant’s Incentive Stock Options which are then exercisable at the date of termination may only be exercised by the Participant for a period of three (3) months following termination. Notwithstanding any provisions set forth herein nor contained in any Agreement relating to an award of an Option, in the event of Termination for Cause all rights under the Participant’s Incentive Stock Options shall expire immediately upon termination, and such Incentive Stock Options shall not be exercisable.

Unless otherwise determined by the Committee, in the event of death or termination of service as a result of Disability of any Participant, all Incentive Stock Options held by such Participant, whether or not exercisable at such time, shall be exercisable by the Participant or the Participant’s legal representatives or beneficiaries of the Participant for one (1) year following the date of the participant’s death or termination of employment as a result of Disability. In no event shall the exercise period extend beyond the expiration of the Incentive Stock Option term.

(e) Transferability. No Incentive Option granted under the Plan shall be assignable or transferable by a Participant, except pursuant to the laws of descent and distribution, and any attempted distribution shall be null and void and of no effect.

(f) Compliance with Code. The options granted under this Section 7 of the Plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, but the Company makes no warranty as to the qualification of any option as an incentive stock option within the meaning of Section 422 of the Code. A Participant shall notify the Committee in writing in the event that he disposes of Common Stock acquired upon exercise of an Incentive Stock Option within the two-year period following the date the Incentive Stock Option was granted or within the one-year period following the date he received Common Stock upon the exercise of an Incentive Stock Option and shall comply with any other requirements imposed by the Company in order to enable the Company to secure the related income tax deduction to which it will be entitled in such event under the Code.

Section 8. Restricted Stock

8.1 Grant of Restricted Stock Awards

(a) Grants. The Committee may grant Restricted Stock Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to require forfeiture of such shares from the Participant in the event that conditions specified by the Committee in the applicable Restricted Stock Award are not satisfied prior to the end of the applicable restriction period or periods established by the Committee for such Restricted Award. During the restricted period, shares constituting a Restricted Stock Award may not be transferred, although a Participant shall be entitled to exercise other indicia of ownership, including the right to vote such shares and receive any dividends declared on such shares.

(b) Terms and Conditions. Subject to Section 8.2, the Committee shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for forfeiture.

(c) Stock Certificates. The Company may cause shares issued as part of a Restricted Stock Award to be issued in either book entry form or certificated form. Shares issued in book entry form will be maintained in an account at the Company’s transfer agent, and only released to a Participant upon satisfaction of any required restrictions. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Committee, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

8.2 Distribution of Restricted Stock Awards

(a) Restricted Stock Awards shall not be distributed and the restrictions pertaining to such award shall not expire earlier than –

(1) upon the completion or satisfaction of the conditions specified by the Committee in the Award;

(2) a Participant’s separation from service;

(3) the date a Participant becomes disabled (as defined in Section 8.3(b));

(4) upon the death of a Participant;

(5) a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as described in Section 11(c) or, if in conflict therewith, to the extent necessary, by the Secretary of Treasury under regulations issued under Code section 409A; or

(6) upon the occurrence of an unforeseeable emergency.

(b) A payment of a Participant’s vested interest in a Restricted Stock Award may, in the discretion of the Committee, be made in the event of a Participant’s Disability, upon the occurrence of a Change-in-Control or Unforeseeable Emergency (as defined below). Payments in settlement of a Participant’s vested interest in a Restricted Stock Award shall be made as soon as practicable after such occurrence or after the Participant otherwise vests in such award. For the purposes of section 409A of the Code, the entitlement to a series of installment payments will be treated as the entitlement to a single payment.

(c) Other provisions of the Plan notwithstanding, if, upon the written application of a Participant, the Committee determines that the Participant has an unforeseeable emergency (as defined in Section 8.3(b)), the Committee may, in its sole discretion, direct the payment to the Participant of all or a portion of the balance of his or her vested interest in a Restricted Stock Award in a lump sum payment, provided that any such withdrawal shall be limited by the Committee to the amount reasonably necessary to meet the emergency, including amounts needed to pay any income taxes or penalties reasonably anticipated to result from the payment. No payment may be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets or to the extent the liquidation of such assets would not cause severe financial hardship.

8.3 Definitions for Restricted Stock Awards

(a) For purposes of this Section 8, the following definitions shall apply-

(1) “Disability” shall mean (i) the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) if the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(2) “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Section 9. Performance Units

9.1 Authority of Committee

Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine (i) the Participants who shall receive Performance Units and the number of Units awarded for each Performance Cycle; (ii) the duration of each Performance Cycle; and (iii) the value of or valuation methodology for each Performance Unit. Performance Units may be denominated in fixed or variable dollar amounts, or may be made equal to one or more shares of Common Stock. There may be more than one Performance Cycle in existence at any one time, and the duration of such Performance Cycles may differ, as determined by the Committee.

9.2 Performance Goals

The Committee shall establish Performance Goals for each Cycle on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. During any Cycle, the Committee may adjust the Performance Goals for such Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Corporation or changes in applicable tax laws or accounting principles; provided however, that no such adjustment shall be made with respect to Awards intended by the Committee to qualify as exempt under Code Section 162(m) if such adjustment would result in the loss of such exemption.

9.3 Terms and Conditions

The Committee shall determine the number of Performance Units that have been earned on the basis of the Company’s performance in relation to the established Performance Goals. Performance Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as herein provided, during the Performance Cycle. Payment for Performance Units shall be in cash or shares of Common Stock, in such proportions as the Committee shall determine.

9.4 Termination

A Participant must be a Management Official at the end of a Performance Cycle to be entitled to payment of Performance Units in respect of such Cycle; provided, however, that in the event a Participant ceases to be a Management Official with the Committee’s consent before the end of such Cycle, or upon the occurrence of a Participant’s death or Disability prior to the end of such Cycle, the Committee, in its discretion and after taking into consideration the performance of such Participant and the performance of the Company during the Cycle, may authorize payment to such Participant (or the Participant’s legal representative) of all or a portion of the Performance Units deemed by the Committee to have been earned by the Participant through the date of termination.

Section 10. Deferred Stock

10.1 Awards of Deferred Stock.

The Committee is authorized to grant Deferred Stock to Participants, subject to the following terms and conditions:

10.2 Awards and Restrictions.

Issuance of Stock will occur upon expiration of the deferral period, which shall not be less than as set forth in Section 12(a), specified for an Award of Deferred Stock by the Committee at the time of award (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions, risk of forfeiture and other terms, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Stock, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

10.3 Forfeiture.

Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes. Deferred Stock subject to a risk of forfeiture may be called “restricted stock units” or otherwise designated by the Committee.

10.4 Dividend Accruals.

Cash or stock dividends on the specified number of shares of Stock covered by an Award of Deferred Stock shall be deferred with respect to such Deferred Stock, either as a cash deferral or as additional shares of Restricted Stock, if related to a stock dividend, until the end of the deferral period applicable to the Deferred Stock on which the dividend was paid.

Section 11. Extension

The Committee may, in its sole discretion, extend the dates during which all or any particular Option or Options granted under the Plan may be exercised; provided, however, that no such extension shall be permitted if it would cause Non-Qualified Stock Options or Incentive Stock Options issued under the Plan to fail to comply with Section 409A or 422 of the Code. An election to defer the lapse of restrictions on a Restricted Stock Award shall not take effect until at least twelve (12) months after the date on which the election is made and in the event that an election to defer the lapse of restrictions is made other than in the event of death, disability or the occurrence of an unforeseeable emergency, payment of such award must be deferred for a period of not less than five (5) years from the date that restrictions would have otherwise lapsed. Nothing contained in this provision, or elsewhere in this Plan, shall be construed to provide the Committee with authority to change the exercise price of any Award, other than in connection with any adjustment provided for under Section 5(b) hereof, or such changes as may be approved by the Company’s shareholders.

Section 12. General Provisions Applicable to Awards

(a) Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles. Notwithstanding the foregoing, each Award shall be subject to a vesting requirement (or, in the case of Deferred Stock, a deferral period) of not less than one year.

(b) Each Award may be granted alone, in addition to or in relation to any other Award. The terms of each Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

(c) In the event of a consolidation, reorganization, merger or sale of all or substantially all of the assets of the Company, in each case in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Company, the Committee will provide for any one or more of the following actions, as to outstanding Awards: (i) provide that such Awards shall be assumed, or equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any options substituted for Incentive Stock Options shall meet the requirements of Section 424(a) of the Code, (ii) upon written notice to the Participants, provide that all unexercised Options will terminate immediately prior to the consummation of such transaction unless exercised (to the extent then exercisable) by the Participant within a specified period following the date of such notice, (iii) in the event of a merger under the terms of which holders of the Common Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the merger (the “Merger Price”), make or provide for a cash payment to the Participants equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to outstanding Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding Options in exchange for the termination of such Options, or (iv) provide that all or any outstanding Awards shall become exercisable in full, or that the restrictions on such Awards shall lapse, immediately prior to such event.

(d) For purposes of the Plan, the following events shall not be deemed a termination of service of a Participant:

(i) a transfer to the employment of the Company from a subsidiary or from the Company to a subsidiary, or from one subsidiary to another, or

(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Participant’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

(e) The Committee may at any time, and from time to time, amend, modify or terminate the Plan or any outstanding Award held by a Participant, including substituting therefore another Award of the same or a different type or changing the date of exercise or realization, provided that the Participant’s consent to each action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant, and further provided that no amendment increasing the number of shares subject to the Plan or decreasing the exercise price for any Option provided for under the Plan may be effectuated without the approval of the shareholders of the Company; provided, however, that no such amendment or modification will be effective if such amendment or modification would cause the Plan to fail to comply with the requirements of Rule 16b-3 under the Act or any successor or replacement regulation. Notwithstanding the foregoing, the Committee shall not reprice, adjust or amend the exercise price of any Award previously awarded to any Participant, directly or indirectly, whether through amendment, cancellation and replacement grant, or any other means, nor shall the Committee have any authority to take such action with respect to any Award if any such amendment would cause the Award to fail to comply with or be exempt from Section 409A.

(f) The Committee may, in its sole discretion, terminate the Plan (in whole or in part) with respect to one or more Participants and distribute to such affected Participants their vested interest in any Restricted Stock award in a lump sum as soon as reasonably practicable following such termination, but if, and only if, (i) all nonqualified defined contribution deferred compensation plans maintained by the Company and its Affiliates are terminated, (ii) no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the termination of the Plan, (iii) all payments of the vested interest in Restricted Stock awards are made within twenty-four (24) months of the termination of the Plan, and (iv) the Company acknowledges to the Participants that it will not adopt any new nonqualified defined contribution deferred compensation plans at any time within five (5) years following the date of the termination of the Plan.

(g) Tax Withholding

(i)	In General. The Company shall have the right to deduct from any and all Awards made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow, or to make any payment in cash under the Plan until the Company’s tax withholding obligations have been satisfied by the Participant.

(ii)	Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Company. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable maximum statutory withholding rates.

Section 13. Miscellaneous

(a) No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or service on the Company’s Board. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements.

(c) Subject to the provisions of the applicable Award, no Participant shall have any rights as a shareholder (including, without limitation, any rights to receive dividends, or non-cash distributions with respect to such shares) with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof.

(d) Notwithstanding anything to the contrary expressed in this Plan, any provisions hereof that vary from or conflict with any applicable Federal or State securities laws (including any regulations promulgated thereunder) shall be deemed to be modified to conform to and comply with such laws.

(e) No member of the Committee shall be liable for any action or determination taken or granted in good faith with respect to this Plan nor shall any member of the Committee be liable for any agreement issued pursuant to this Plan or any grants under it. Each member of the Committee shall be indemnified by the Company against any losses incurred in such administration of the Plan, unless his action constitutes serious and willful misconduct.

(f) Awards may not be granted under the Plan more than ten (10) years after approval of the Plan by the Company’s shareholders, but then outstanding Awards may extend beyond such date.

(h) To the extent that State laws shall not have been preempted by any laws of the United States, the Plan shall be construed, regulated, interpreted and administered according to the other laws of the State of New Jersey.

(i) A Participant in the Plan shall have no right to receive payment (in any form) with respect to his or her restricted Stock award until legal and contractual obligations of the Company relating to establishment of the Plan and the making of such payments shall have been complied with in full. In addition, the Company shall impose such restrictions on stock delivered to a Participant hereunder and any other interest constituting a security as it may deem advisable in order to comply with the Securities Act of 1933, as amended, the requirements of any stock exchange or automated quotation system upon which the stock is then listed or quoted, any applicable state securities laws, any provision of the Company’s certificate of incorporation or bylaws, or any other law, regulation, or binding contract to which the Company is a party.

CONNECTONE BANCORP, INC.

REVOCABLE PROXY FOR

ANNUAL MEETING OF SHAREHOLDERS
May 23, 2017

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints the Board of Directors of ConnectOne Bancorp, Inc. (the “Company”), and each of them to vote all of the shares of the Company standing in the undersigned's name at the Annual Meeting of Shareholders of the Company, to be held at the Marriott Teaneck Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey 2, on May 23, 2017 at 9:15 a.m., and at any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

The Board of Directors recommends approval of the following proposals.

1.	Election of eleven (11) nominees to each serve on the Board of Directors for the terms set forth in the accompanying proxy statement

	☐	FOR ALL NOMINEES

TO WITHHOLD AUTHORITY FOR ANY OF THE ABOVE NAMED NOMINEES, PRINT THE NOMINEE'S NAME(S) ON THE LINE BELOW:

	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

2.	The approval of the 2017 Equity Compensation Plan.

	☐	FOR THE PLAN
	☐	AGAINST THE PLAN
	☐	ABSTAIN

3.	To ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017.

	☐	FOR
	☐	AGAINST
	☐	ABSTAIN

4.	In their discretion, such other business as shall properly come before the meeting.

This proxy will be voted as specified above. If no choice is specified, the proxy will be voted “FOR” each proposal set forth in the accompanying proxy statement.

Dated: _________, 2017
Signature

Signature

(Please sign exactly as your name appears. When signing as an executor, administrator, guardian, trustee or attorney, please give your title as such. If signer is a corporation, please sign the full corporate name and then an authorized officer should sign his name and print his name and title below his signature. If the shares are held in joint name, all joint owners should sign.)

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.